PLUM CREEK TIMBER COMPANY, L.P.
999 Third Avenue
Seattle, Washington 98104

As of November 12, 1998
SDW Timber I, L.L.C.
c/o S.D. Warren Company
225 Franklin Street
Boston, MA 02110
Ladies and Gentlemen:

The undersigned, Plum Creek Timber Company, L.P. (together with any Person who succeeds to all or substantially all of Plum Creek Timber Company, L.P.'s assets and business, herein called the "Company"), a Delaware limited partnership, hereby agrees with SDW Timber I, L.L.C. (the "Seller") as follows:

1.	Authorization of Issue of Notes

The Company will authorize the issuance and delivery of $171,375,000 aggregate principal amount of its Senior Notes (the "Notes", such term to include each Note delivered pursuant to any provision of this Agreement and any such Notes issued in substitution therefor pursuant to any such provision). The Notes will be issued in three separate series which shall be entitled, shall be issued in such amounts, shall bear interest (subject to adjustment as provided in paragraph 4D) and shall mature as follows:

  Title	Principal Amount  Interest Rate  Maturity Date

Series E	$71,406,250	   -.--%		   February 12, 2007
Series F	 49,984,375	   -.--%		   February 12, 2009
Series G	 49,984,375	   -.--%		   February 12, 2011

The Notes shall be substantially in the form set out in Exhibit A, with such changes therefrom, if any, (i) as provided in paragraph 4G and (ii) as may be approved by the Seller and the Company. Certain capitalized terms used in this Agreement are defined in paragraph 10; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement and references to "this Agreement" shall mean this Agreement as it may from time to time be amended or supplemented.

2.	Issuance of Notes

The Company and S.D. Warren Company ("SDW") have entered into a Purchase and Sale Agreement (the "Timber Contract"), dated as of October 5, 1998, whereby (A) SDW has agreed to (i) transfer certain timberlands and associated property located in the central portion of Maine, and assets and rights appurtenant thereto, to its wholly-owned subsidiary, SDW Timber II, L.L.C., a Delaware limited liability company ("SDW Timber II"), (ii) transfer its limited liability interest in SDW Timber II (the "LLC Interest") to the Seller and (iii) cause the Seller to sell, transfer and deliver the LLC Interest to the Company, and (B) the Company has agreed to purchase the LLC Interest from the Seller for consideration which includes the Notes provided for herein. It is a condition of the Timber Contract that the Company and the Seller shall enter into this Agreement and that the Company shall issue its Notes to the Seller in payment of a portion of the purchase price payable by the Company under the Timber Contract (the "Property Purchase Price"). Accordingly, subject to the terms and conditions herein set forth, the Company hereby agrees to issue to the Seller, and the Seller agrees to accept from the Company, $171,375,000 aggregate principal amount of Notes in payment of the portion of the Property Purchase Price represented by the Notes. The Company will deliver to the Seller, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, on the "Closing Date" under the Timber Contract (herein called the "closing" or the "date of closing") one or more Notes registered in the Seller's name or in the name of its nominee, evidencing the aggregate principal amount of Notes to be issued to the Seller hereunder and in the denomination or denominations specified in
Schedule I.

3.	Conditions of Closing

The obligation of the Company to issue the Notes hereunder, and the obligation of the Seller to accept such Notes is, in each case, entirely dependent upon the occurrence of the "Closing" under the Timber Contract. The obligation of the Seller to accept the Notes to be issued to it hereunder is subject to the satisfaction, on or before the date of closing, of the following further conditions:


3A.	Opinion of Company's General Counsel

The Seller shall have received from James A. Kraft, Vice President, General Counsel and Secretary for the Company, a favorable opinion satisfactory to the Seller and substantially in the form of Exhibit B attached hereto.

3B.	Representations and Warranties; No Default

The representations and warranties contained in paragraph 8 shall be true in all material respects on and as of the date of closing, except to the extent of changes caused by the transactions herein contemplated; there shall exist on the date of closing no Event of Default or Default; and the Company shall have delivered to the Seller a certificate signed by a Responsible Officer, dated the date of closing, to both such effects.

3C.	Insurance

The Company shall have delivered to the Seller an Officers' Certificate, dated the date of closing, certifying that insurance with respect to its properties and business complying with the provisions of paragraph 5G (including, without limitation, the provisions of paragraph 5G permitting the Company to self-insure) is in full force and effect.

3D.	Proceedings

All proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to the Seller, and the Seller shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

4.	Prepayments and Acquisitions of Notes; Payment on Business Days;
Interest Rate Adjustment


4A.	Prepayments

The Notes shall not be subject to any required prepayment prior to their stated maturity. The Notes shall be subject to prepayment under the circumstances set forth in paragraph 4B.

4B.	Optional Prepayment With Yield-Maintenance Premium

The Notes shall be subject to prepayment on any Business Day, in whole at any time or from time to time in part (other than in the case of any prepayment pursuant to paragraph 6B(5)(viii) or 6B(6)), in multiples of $5,000,000; provided that, if the Company shall so prepay the Notes in part, such prepayment shall be made on each series ratably in accordance with the unpaid principal amount of such series) at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Premium, if any, with respect to each Note.

4C.	Notice of Optional Prepayment

The Company shall give the holder of each Note irrevocable written notice of any prepayment pursuant to paragraph 4B not less than 20 Business Days prior to the prepayment date, specifying such prepayment date and the principal amount of the Notes, and of the Notes held by such holder, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the premium, if any, herein provided, shall become due and payable on such prepayment date. The Company shall deliver (i) two (2) Business Days prior to each prepayment pursuant to paragraph 4B an Officers' Certificate stating whether a Yield-Maintenance Premium is payable in connection with such prepayment and setting forth the calculations made in making such determination based on an estimate of such Yield-Maintenance Premium and (ii) on the date of such prepayment, an Officers' Certificate stating whether such Yield-Maintenance Premium is payable and setting forth the actual calculation.

4D.	Partial Payments Pro Rata

Upon any partial prepayment of the Notes the principal amount so prepaid shall be allocated to all Notes at the time outstanding (including, for the purpose of this paragraph 4D only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates) in proportion to the respective outstanding principal amounts thereof.

4E.	Retirement of Notes

The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than a prepayment pursuant to paragraph 4B or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes held by each other holder of Notes at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4D.

4F.	Payments on Business Days

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.


4G.	Interest Rate Adjustment

The interest rate on each Series of Notes is subject to adjustment 90 days (or earlier if the parties so elect) after the date of closing (the "Adjustment Date"). The amount of the adjustment in the interest rate on each Series of Notes, if any, will be the positive or negative result of (a) the rate at which the Company could borrow through notes issued at par in a hypothetical private placement to large US institutional investors utilizing a special purpose structured debt vehicle on the same terms as such Series of Notes, minus (b) the sum of (i) the yield to maturity of U.S. treasury securities (determined as of the Adjustment
Date) used to price such Series of Notes plus (ii) 200 basis points.
The foregoing shall be determined jointly, as of the Adjustment Date, by NationsBanc Montgomery Securities LLC and Donaldson, Lufkin & Jenrette Securites Corporation. Upon any such adjustment of interest rates, the Company will issue to the holders of the Notes, new Notes reflecting the adjusted interest rate upon surrender to the Company of the old Notes held by such holders. The surrendered Notes shall be cancelled by the Company.

5.	Affirmative Covenants

5A.	Financial Statements

The Company covenants that it will deliver to each Significant Holder in duplicate:

(i) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited combined balance sheet of the Company and its combined Subsidiaries as of the end of such year and the related combined statement of income and combined statement of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of PricewaterhouseCoopers LLP, or another nationally recognized independent public accounting firm, which report shall state that such combined financial statements present fairly the financial position for the dates specified and the results of operations for the periods indicated in conformity with generally accepted accounting principles applied on a basis consistent with prior years;


(ii) as soon as available, but not later than 120 days after the end of each fiscal year, a copy of a combining balance sheet of the Company and each of its Subsidiaries as at the end of such fiscal year and the related combining statement of income and combining statement of cash flows for such fiscal year, all in reasonable detail and satisfactory in scope to the Required Holder(s) and unaudited but certified by an appropriate Responsible Officer as having been used in connection with the preparation of the financial statements referred to in clause (i) of this paragraph 5A;

(iii) as soon as available, but not later than 45 days after the end of each fiscal quarter (other than the last fiscal quarter) of each year, a copy of the unaudited combined balance sheet of the Company and its combined Subsidiaries as of the end of such quarter and the related combined statement of income and combined statement of cash flows for the period commencing on the first day and ending on the last day of such quarter, in each case setting forth in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in scope to the Required Holder(s) (information in detail and scope comparable to information required to be included in a Quarterly Report on Form 10-Q shall be deemed to be satisfactory for such purposes), such combined balance sheets to be as of the end of such quarter and such combined statements of income and combined statements of cash flows to be for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and certified by an appropriate Responsible Officer as being complete and correct and presenting fairly the financial position for the dates specified and the results of operations of the Company and the Subsidiaries for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis;


(iv) as soon as available, but not later than 45 days after the end of each fiscal quarter (other than the last fiscal quarter) of each year, a copy of the unaudited combining balance sheet of the Company and each of its Subsidiaries, and the related combining statement of income and combining statement of cash flows for such quarter, in each case setting forth in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in scope to the Required Holder(s), (information in detail and scope that would normally be required on interim financial statements, except as provided for in this paragraph, shall be deemed to be satisfactory for such purposes), such combining balance sheets to be as of the end of such quarter and such combining statements of income and combining statements of cash flows to be for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and certified by an appropriate Responsible Officer of the Company as having been used in connection with the preparation of the financial statements referred to in clause (iii) of this paragraph 5A;

(v)  to the extent not delivered pursuant to clauses (i),
(ii), (iii) and (iv) above, promptly upon transmission thereof, copies of all such financial statements as are delivered to the Mortgage
Noteholders pursuant to the Mortgage Note Agreements;

(vi)  to the extent not delivered pursuant to clause (i),
(ii), (iii), (iv) or (v), promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it sends to its public security holders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission and any governmental body or agency succeeding to the functions of the Securities and Exchange Commission;


(vii)  as soon as practicable, and in any event within 10
Business Days after the Company, any of its Subsidiaries or any Related Person knows of the occurrence or existence or expected occurrence or existence of any event or condition or series of events or conditions with respect to any Plan or Plans which are reasonably likely to result in (a) a material liability to the Company, any of its Subsidiaries or any Related Person pursuant to ERISA or the Code (other than liability for PBGC premiums or regular periodic contributions to any such Plan or Plans) or (b) the imposition of a Lien on any of the assets or other properties of the Company, any of its Subsidiaries or any Related Person pursuant to ERISA or the Code, the Company shall deliver to each Significant Holder a statement signed by the chief financial officer of the Company setting forth details respecting such event or condition or series of events or conditions and the action, if any, that the Company, any of its Subsidiaries or any Related Person proposes to take with respect thereto (and a copy of any notice, report or other written communication, or a written description of any oral communication, with or from the PBGC, the Internal Revenue Service or the Department of Labor with respect to such event or condition or series of events or conditions.

Together with each delivery of financial statements required by clauses
(i) and (iii) above, the Company will deliver to each Significant Holder an Officers' Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraph 6 (including, without limitation, paragraph 6A) and stating that there exists no continuing Event of Default or Default, or, if any continuing Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take or is taking with respect thereto. Together with each delivery of financial statements required by clause (i) above, the Company will deliver to each Significant Holder a certificate of such accountants stating that, in making the audit necessary to the certification of such financial statements, they have obtained no knowledge of any Event of Default or Default continuing, or, if they have obtained knowledge of any Event of Default or Default continuing, specifying the nature and period of existence thereof. Such accountants, however, shall not be required to engage in any auditing procedures other than those procedures required by generally accepted auditing standards, and shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards. Notwithstanding the foregoing provisions of this paragraph 5A, the Company shall not be required to deliver any financial statements or other documents (other than documents or information which have become public information) to any Person engaged in any Permitted Business in competition with the Company or any Subsidiary. The Company also covenants that forthwith upon the chief executive officer, principal financial officer or principal accounting officer of the Company or the General Partner becoming aware of an Event of Default and within 5 Business Days after the chief executive officer, principal financial officer or principal accounting officer of the Company or the General Partner becomes aware of a Default, it will deliver to each Significant Holder an Officers' Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto, provided, however, no such officer shall be obligated to provide a certificate with respect to any such Event of Default or Default that has been cured on or before the date upon which such officer becomes aware thereof.

5B.	Inspection of Property

The Company covenants that at any time during the continuance of an Event of Default it will permit any Person designated in writing by (a) the Seller or (b) any Significant Holder or Significant Holders of not less than 5% in aggregate principal amount of the Notes at the time outstanding (other than any Person acting on behalf of any holder which is engaged directly in any Permitted Business in competition with the Company or any Subsidiary), at the expense of the Company, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of the Company or any of such Subsidiaries with the principal officers of the Company and its independent public accountants, all upon reasonable notice and at such reasonable times and as often as such holder or holders may reasonably request.

5C.	Covenant to Secure Notes Equally

The Company covenants that, if it shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6B(1) (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 12C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured; provided that, satisfaction of the foregoing requirements with respect to any such Lien shall not remedy the Event of Default resulting from such Lien.

5D.	Partnership Existence, Etc.

Except as permitted by paragraph 6B(5) the Company covenants that it will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its partnership or corporate existence, as the case may be, and rights and franchises material to its business, and those of each of its Restricted Subsidiaries, and will qualify, and cause each of its Restricted Subsidiaries to qualify, to do business in any jurisdiction where the failure to do so would have a material adverse effect on the business, condition (financial or other), assets, properties or operations of the Company or the Company and its Restricted Subsidiaries taken as a whole, provided that the corporate existence of any Restricted Subsidiary or any rights and franchises of the Company or any Restricted Subsidiary may be terminated if, in the good faith judgment of the Company, such termination is in the best interests of the Company and would not have a material adverse effect on the business, condition (financial or other), assets, properties or operations of the Company or the Company and its Restricted Subsidiaries taken as a whole.

5E.	Payment of Taxes and Claims

The Company covenants that it will, and will cause each of its Restricted Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty accrues thereon, and all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of its properties or assets, provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such accrual or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor.

5F.	Compliance with Laws, Etc.

The Company covenants that it will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, the noncompliance with which would materially adversely affect the business, condition (financial or other), assets, properties or operations of the Company or the Company and its Restricted Subsidiaries taken as a whole.

5G.	Maintenance of Properties; Insurance

The Company covenants that it will maintain or cause to be maintained in good repair, working order and condition (normal wear and tear excepted) all properties used or useful in the business of the Company and its Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except where the failure to make such repair, renewal or replacement would not have a material adverse effect on the business, condition (financial or other), assets, properties or results of operations of the Company or the Company and its Restricted Subsidiaries taken as a whole. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Restricted Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation of similar size engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations, provided that the Company may self-insure with respect to its properties and business and the properties and business of its Restricted Subsidiaries to the extent consistent with the practice of corporations of established reputation of similar size engaged in the same or similar business and similarly situated.

6.	Negative Covenants

6A.	Restricted Payments

The Company covenants that it will not and will not permit any Subsidiary to directly or indirectly pay, declare, order, make or set apart any sum for any Restricted Payment, except that the Company may make, pay or set apart during each calendar quarter one or more
Restricted Payments if


(i)	such Restricted Payments are in an aggregate amount not
exceeding the amount by which Available Cash with respect to the immediately preceding calendar quarter exceeds any amount contributed to Available Cash with respect to such immediately preceding calendar quarter by any Subsidiary if and to the extent that the payment of such amount as a dividend or distribution to the Company has not been made and is not at the time permitted by the terms of such Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, provided that in determining Available Cash with respect to such immediately preceding calendar quarter, the Company will include in the amount of the reserves established during such quarter pursuant to clause (b)(iv) of the definition of Available Cash an amount not less than (x) 50% of the aggregate amount of all interest in respect of the Notes and the Other Senior Notes to be paid on the interest payment date immediately following such immediately preceding calendar quarter, and (y) 25% of the aggregate amount of all principal in respect of the Series D Notes and the 11 1/8% Senior Notes scheduled to be paid during the 12 calendar months immediately following such immediately preceding calendar quarter, and the Company will not reduce the amount of the reserves so included, in determining Available Cash for any calendar quarter subsequent to such immediately preceding calendar quarter pursuant to clause (a)(iii) of the definition of Available Cash, unless and until the amount of interest or principal, as the case may be, in respect of which such amount has been reserved has in fact been paid, and

(ii)	immediately after giving effect to any such proposed action
no condition or event shall exist which constitutes an Event of Default or Material Default.
The Company will not, in any event, directly or indirectly declare, order, pay or make any Restricted Payment except in cash.

6B.	Lien, Indebtedness and Other Restrictions

The Company covenants that it will not, and will not permit any Restricted Subsidiary to:

6B(1)	Liens

Create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except

(i)		Liens for taxes, assessments or other governmental
charges the payment of which is not at the time required by paragraph
5E,

(ii)		Liens of landlords and Liens of carriers,
warehousemen, mechanics, suppliers and materialmen and similar Liens incurred in the ordinary course of business for sums not yet due or the payment of which is not at the time required by paragraph 5E,

(iii)	Liens incurred or deposits made incidental to the conduct of its business or the ownership of its property including, without limitation, (a) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation, (b) deposits to secure insurance, the performance of bids, tenders, contracts, leases, licenses, franchises and statutory obligations, each in the ordinary course of business, and (c) other obligations which were not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use of such property or assets in the operation of its business,

(iv)		any attachment or judgment Lien, unless the judgment
it secures shall not, within 45 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 45 days after expiration of any such stay,

(v)		leases or subleases granted to others, easements,
rights-of-way, restrictions and other similar charges or encumbrances, which, in each case, and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary,

(vi)		Liens on property or assets of any Restricted
Subsidiary securing obligations of such Restricted Subsidiary owing to the Company or another Restricted Subsidiary,

(vii)	any Lien existing prior to the time of acquisition upon any
property acquired by the Company or any Restricted Subsidiary after the date of closing through purchase, merger or consolidation or otherwise, whether or not assumed by the Company or such Subsidiary, or placed upon property at (or within 30 days after) the later of the time of acquisition or the completion of construction by the Company or any Restricted Subsidiary to secure all or a portion of (or to secure Debt incurred to pay all or a portion of) the purchase price thereof, provided that (w) any such Lien does not encumber any other property of the Company or such Restricted Subsidiary, (x) the Debt secured by such Lien is not prohibited by the provisions of paragraph 6B(2), (y) the aggregate principal amount of the Debt secured by any such Lien at no time exceeds 80% of the cost to the Company and its Restricted Subsidiaries of the property subject to such Lien, and (z) the aggregate outstanding principal amount (without duplication) of the Debt secured by all such Liens and the Debt of all Restricted Subsidiaries at no time
(a) during the period commencing on the date of closing and ending on June 8, 1999 exceeds $25,000,000, (b) during the period commencing on June 9, 1999 and ending June 8, 2004 exceeds $50,000,000, and (c) thereafter exceeds $100,000,000,

(viii)	Liens on the accounts, rights to payment for goods
sold or services rendered that are evidenced by chattel paper or instruments, and rights against persons who guarantee payment or collection of the foregoing, and on the Company's inventory and on the proceeds (as defined in the Uniform Commercial Code in any applicable jurisdiction) thereof securing the obligations of the Company under the Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof) permitted by paragraph 6B(2)(iv),


(ix)		from and after the time that the Facilities Subsidiary
becomes a Restricted Subsidiary, Liens on the accounts, rights to payment for goods sold or services rendered that are evidenced by chattel paper or instruments, and rights against persons who guarantee payment or collection of the foregoing, and on the Facilities Subsidiary's inventory and on the proceeds (as defined in the Uniform Commercial Code in any applicable jurisdiction) thereof securing the obligations of the Facilities Subsidiary under the Facilities Subsidiary's Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof) permitted by paragraph 6B(2)(x),

(x)		Liens existing on the property or assets of the
Company or any Subsidiary on the date of closing and set forth on Exhibit D hereto, and

(xi)		any Lien renewing, extending, refunding or refinancing
any Lien permitted by clause (vii) of this paragraph 6B(l), provided that the principal amount secured is not increased and the Lien is not extended to other property and further provided, that the maturity of the Lien is not extended beyond the maturity date of the Debt which, at the time the Lien was initially placed upon the property secured thereby, Responsible Representatives declare would have been the maturity date of Debt customary for the type of asset being financed,

6B(2)	Debt

Create, incur, assume or suffer to exist any Funded or Current Debt, except

(i)		Funded Debt represented by the Notes and the Other
Senior Notes,

(ii)		Funded Debt which is unsecured and is incurred by the
Company to finance the making of capital improvements, expansions and additions to the Company's property (including Timberlands), plant and equipment, provided that the aggregate outstanding principal amount of such Funded Debt shall at no time exceed $20,000,000,

(iii)	Funded or Current Debt of any Restricted Subsidiary owing to the Company or to a Restricted Subsidiary,


(iv)		Debt incurred by the Company pursuant to (a) the
Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof, including any refunding or refinancing in an amount in excess of the principal amount then outstanding under the Revolving Credit Facility), or (b) a bank credit facility which is unsecured or is secured by Liens permitted by paragraph 6B(1)(viii), provided that the aggregate outstanding principal amount of all Debt permitted by this clause (iv) shall at no time exceed $15,000,000, and provided, further, that the Company shall not suffer to exist any Debt permitted by this clause (iv) on any day unless there shall have been a period of at least 45 consecutive days within the 12 months immediately preceding such day during which the Company shall have been free from all Debt permitted by this clause (iv),

(v)		Debt represented by the Guarantee in an amount not
greater than $112,000,000 at any time,

(vi)		the Company's guarantee of obligations incurred by the
Facilities Subsidiary pursuant to the Facilities Subsidiary's Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof permitted by clause (iv) of paragraph 6B(2) of the Mortgage Note Agreements), provided that the aggregate outstanding principal amount of such Debt shall at no time exceed $20,000,000, and provided, further, that such guarantee shall be subordinated to the Notes by subordination provisions substantially the same as those contained in paragraph 7I of the Mortgage Note Agreements,

(vii)	the Company's guarantee of Funded Debt (and related
obligations not constituting Debt) incurred by the Facilities Subsidiary to finance the making of capital improvements, expansions and additions to the Facilities Subsidiary's properties pursuant to the Facilities Subsidiary's Facility, provided that such guarantee shall be subordinated to the Notes by subordination provisions substantially the same as those contained in paragraph 7I of the Mortgage Note Agreements, and provided, further, that the aggregate outstanding principal amount of such Funded Debt shall at no time exceed $20,000,000,

(viii)	Funded Debt of the Company or any Restricted
Subsidiary secured by a Lien permitted by clause (vii) of paragraph 6B(l), provided that immediately after the acquisition of the property subject to such Lien or upon which such Lien is placed (or, if later, the incurrence of the Debt secured by such Lien), the Company could incur at least $1 of additional Funded Debt pursuant to clause (ix) below,


(ix)		Funded Debt of the Company (other than Funded Debt
owing to a Restricted Subsidiary) in addition to that otherwise permitted by the foregoing clauses of this paragraph 6B(2), including guarantees of Debt to the extent permitted by paragraph 6B(3) and not otherwise permitted by the foregoing clauses of this paragraph 6B(2), provided that, on the date the Company becomes liable with respect to any such additional Funded Debt and immediately after giving effect thereto and to the concurrent retirement of any other Funded Debt, the ratio of Pro Forma Free Cash Flow to Maximum Pro Forma Annual Interest Charges is not less than 2.25 to 1.0,

(x)		from and after the time that the Facilities Subsidiary
becomes a Restricted Subsidiary, Debt incurred by the Facilities Subsidiary pursuant to (a) the Facilities Subsidiary's Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof, including any refunding or refinancing in an amount in excess of the principal amount then outstanding under the Facilities Subsidiary's Revolving Credit Facility), or (b) a bank credit facility which is unsecured or is secured by Liens permitted by paragraph 6B(1)(ix), provided that the aggregate outstanding principal amount of all Debt permitted by this clause (x) shall at no time exceed $20,000,000, and provided, further, that to the extent that the Facilities Subsidiary is a Restricted Subsidiary, the Facilities Subsidiary shall not suffer to exist any Debt permitted by this clause (x) on any day unless there shall have been a period of at least 45 consecutive days within the 12 months immediately preceding such day during which the Facilities Subsidiary shall have been free from all Debt permitted by this clause
(x), and

(xi)		from and after the time that the Facilities Subsidiary
or any Designated Immaterial Subsidiary becomes a Restricted Subsidiary, Debt of the Facilities Subsidiary or any such Designated Immaterial Subsidiary outstanding at the time the Facilities Subsidiary or such Designated Immaterial Subsidiary becomes a Restricted Subsidiary, provided that (a) immediately after the Facilities Subsidiary or any such Designated Immaterial Subsidiary becomes a Restricted Subsidiary, the Company could incur at least $1 of additional Funded Debt pursuant to clause (ix) above (the Facilities Subsidiary or any such Designated Immaterial Subsidiary shall be deemed to be a Restricted Subsidiary for the four consecutive fiscal quarters immediately prior to its becoming a Restricted Subsidiary for purposes of determining Pro Forma Free Cash
Flow), and (b) the aggregate amount (without duplication) of such Debt and all other Debt which is secured by Liens and permitted by clause
(vii) of paragraph 6B(1) does not violate subc1ause (z) of the proviso to such clause (vii),

provided that notwithstanding any other provision in this paragraph 6B(2), any guarantee issued by the Company of any Funded Debt or Current Debt of any Subsidiary shall be subordinated to the Notes by subordination provisions substantially the same as those contained in paragraph 7I of the Mortgage Note Agreements;

6B(3)	Loans, Advances, Investments and Contingent Liabilities

Make or permit to remain outstanding any loan or advance to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person (all of the foregoing, other than Designated Repurchases permitted by paragraph 6A hereof, being referred to herein as "Investments"), except that the Company or any Restricted Subsidiary may

(i)		make Investments in the Facilities Subsidiary,
provided that the Company will not make or permit any Restricted Subsidiary to make any such Investment (including any guaranty of obligations of the Facilities Subsidiary not otherwise permitted by this paragraph 6B(3)) unless (a) immediately after giving effect to such Investment, no Event of Default or Default, or "Default" or "Event of Default" as defined in the Mortgage Note Agreements, shall exist, (b) immediately prior to giving effect to such Investment, no Default or Event of Default (other than under clause (xvi) of paragraph 7A) shall exist, and (c) immediately after giving effect to such Investment, the ratio of Pro Forma Free Cash Flow to Maximum Pro Forma Annual Interest Charges is not less than 2.5 to 1.0,


(ii)		own, purchase or acquire real or personal property to
be used in the ordinary course of its business,

(iii)	own, purchase or acquire Investments of the type specified
in, and in accordance with the requirements and limitations of, the Investment Policy,

(iv)		continue to own Investments owned on the date of
closing as set forth on Exhibit E,

(v)		endorse negotiable instruments for collection in the
ordinary course of business,

(vi)		become and be obligated under the Guarantee and under
the guarantees permitted by clauses (vi) and (vii) of paragraph 6B(2), and acquire and own subordinated subrogation rights upon performance of such guarantees,

(vii)	make advances in the ordinary course of conducting the
business of the Company or any Restricted Subsidiary, including deposits permitted under paragraph 6B(1)(iii), advances to employees for travel, relocation and other employment related expenses, advances to contractors performing services for the Company or such Restricted Subsidiary, advances to owners of timber or timber properties to acquire rights to harvest timber and other similar advances,

(viii)	make Investments in Restricted Subsidiaries, or any
entity which immediately after such Investment will be a Restricted Subsidiary, and

(ix)		make Investments not otherwise permitted by this
paragraph 6B(3) in entities engaged solely in a Permitted Business, provided that the cumulative aggregate amount of such Investments (calculated at original cost and including the principal amount of any obligations guaranteed to the extent such guarantees are not otherwise permitted by this paragraph 6B(3)) outstanding from time to time made pursuant to this clause (ix) between the date of closing and any date thereafter shall not exceed the greater of $30,000,000 or 60% of the average annual Pro Forma Free Cash Flow for the two fiscal years preceding such date.

6B(4)	Sale of Stock and Debt of Subsidiaries

Sell or otherwise dispose of, or part with control of, any shares of stock or Debt of any Subsidiary, except to the Company or a Restricted Subsidiary, and except that all shares of stock and Debt of any Subsidiary (other than the Facilities Subsidiary) at the time owned by or owed to the Company and its Restricted Subsidiaries may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by the Responsible Representatives of the General Partner) at the time of sale of the shares of stock and Debt so sold- provided that the assets of such Subsidiary do not include any assets which could not be disposed of pursuant to the provisions of paragraph 6B(5) unless the conditions to the sale of such assets set forth in paragraph 6B(5) are complied with, and further provided that, at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or Debt of any other Subsidiary (unless all of the shares of stock and Debt of such other Subsidiary owned, directly or indirectly, by the Company and its Subsidiaries are simultaneously being sold as permitted by this paragraph 6B(4));

6B(5)	Merger and Sale of Assets

Merge or consolidate with any other Person or sell, lease or transfer or otherwise dispose of any assets (other than inventory sold in the ordinary course of business) except that
(i)		any Restricted Subsidiary may merge with the Company
(provided that the Company shall be the continuing or surviving entity) or with any one or more other Restricted Subsidiaries,

(ii)		any Restricted Subsidiary may sell, lease, transfer or
otherwise dispose of any of its assets to the Company or a Restricted
Subsidiary,


(iii)	any Restricted Subsidiary may merge or consolidate with any
other entity, provided that, immediately after giving effect to such merger or consolidation, (a) the continuing or surviving entity of such merger or consolidation shall be a solvent corporation or partnership organized under the laws of any State of the United States of America and shall constitute a Restricted Subsidiary, (b) no Event of Default or Material Default shall exist, and (c) following the merger, the entity surviving the merger is not engaged in any business other than a Permitted Business, provided that, after giving effect on a pro forma basis to such merger or consolidation, the gross revenue contribution of pulp and paper manufacturing activities of the Company and its Subsidiaries on a combined basis for the 12 months preceding such merger or consolidation does not exceed 33% of the total revenues of the Company and its Subsidiaries on a combined basis,

(iv)		the Company may merge or consolidate with, or sell or
dispose of all or substantially all of its assets to, any other entity, provided that (a) either (X) the Company shall be the continuing or surviving entity (in the case of any such merger), or (y) the successor or acquiring entity shall be a solvent corporation or partnership organized under the laws of any State of the United States of America and shall expressly assume in writing all of the obligations of the Company under this Agreement and on the Notes, including all covenants herein and therein contained, and such successor or acquiring corporation or partnership shall succeed to and be substituted for the Company with the same effect as if it had been named herein as a party hereto, provided, however, that no such sale shall release the Company from any of its obligations and liabilities under this Agreement or the Notes unless such sale is followed by the complete liquidation of the Company and substantially all the assets of the Company immediately following such sale are distributed in such liquidation, and (b) immediately after such merger or consolidation or such sale or other disposition, (x) no Event of Default or Material Default shall exist,
(y) the Company could incur at least $1 of additional Funded Debt pursuant to paragraph 6B(2)(ix), and (z) the entity surviving the merger or consolidation or to which such assets have been transferred is not engaged in any business other than a Permitted Business, provided that, after giving effect on a pro forma basis to such merger, consolidation or sale, the gross revenue contribution of pulp and paper manufacturing activities of the merged or consolidated entity and its Subsidiaries on a combined basis for the 12 months preceding such merger, consolidation or sale does not exceed 33% of total revenues of the Company or such merged or consolidated entity, as the case may be, and its Subsidiaries on a combined basis,

(v)		the Company or any Restricted Subsidiary may sell
Designated Acres for the fair value thereof as reasonably determined in good faith by the Responsible Representatives,

(vi)		the Company and its Restricted Subsidiaries may
exchange Timberlands with other Persons in the ordinary course of business, provided that (a) the fair value of the Timberlands plus any net cash proceeds received in such exchange is, in the good faith judgment of the Responsible Representatives, not less than the fair value of Timberlands exchanged plus any other consideration paid, (b) such exchange would not materially and adversely affect the business, property or assets, condition or results of operations of the Company and its Restricted Subsidiaries on a combined basis or of the Facilities Subsidiary or impair the ability of the Company to perform its obligations hereunder or under the Notes, and (c) any Timberlands so exchanged shall be deemed sold to the extent of cash proceeds received in such exchange and such sales shall be allowed only to the extent otherwise permitted by this paragraph 6B(5),

(vii)	the Company and its Restricted Subsidiaries may sell
properties for not less than the fair value thereof as determined in good faith by the Responsible Representatives, provided that the aggregate net proceeds of such sales in any calendar year do not exceed an amount equal to one percent (1%) of Consolidated Total Assets, determined as of the last day of the immediately preceding calendar year, and


(viii)	the Company and its Restricted Subsidiaries may
otherwise sell for cash properties in an amount not less than the fair value thereof as determined in good faith by the Responsible Representatives if and only if (a) immediately after giving effect to such proposed sale, no condition or event shall exist which constitutes an Event of Default or Material Default, (b) the net proceeds of any such sale (x) are applied, within 180 days after such sale, to the repayment of Qualified Debt selected by the Company, which, in the case of the Notes, shall be a prepayment pursuant to paragraph 4B, or (y) are applied, within 180 days after such sale, to the purchase of productive assets in the same line of business, and (c) immediately after giving effect to such sale (giving effect on a pro forma basis to any proposed retirement of Qualified Debt out of the proceeds thereof), the Company could incur $1 of additional Funded Debt pursuant to paragraph 6B(2)(ix); provided that, if (I) the net proceeds of any such sale exceed $50,000,000 (and such proceeds are not immediately applied in accordance with clause (b) above), or (II) the unapplied net proceeds of all such sales exceed $100,000,000 in the aggregate at any time, all the net proceeds of any such sale described in clause (I) and/or all the unapplied net proceeds of such sales described in clause (II), as the case may be, shall be placed immediately in an escrow or cash collateral account or accounts, pursuant to an agreement or agreements in form and substance reasonably satisfactory to the holders of greater than 50% of the outstanding principal amount of Qualified Debt, for the purpose of application in accordance with clause (b) above;

6B(6)	Harvesting Restrictions

In any calendar year, harvest Timber on the Timberlands then owned by the Company in excess of the amount set forth for such calendar year in the following table:

Calendar Year 				                   Maximum Cunits to be Harvested
-------------				                    ------------------------------

1998 through 2000					                      2330 MCCF

2001 and each calendar year thereafter		    2270 MCCF

plus, in each year, the amount, if any, by which (a) the sum of (x) the cumulative amount set forth in the table above for the years preceding such year of determination and (y) 2,342 MCCF, exceeds (b) the cumulative amount actually harvested in such years preceding such year of determination;

unless the net cash proceeds from such excess harvest are either (i) applied, within 180 days after any such excess harvest, to the repayment of Qualified Debt selected by the Company, which, in the case of the Notes, shall be a prepayment pursuant to paragraph 4B or (ii) applied, within 180 days after any such excess harvest, to purchase Timber (including Timber on Timberlands purchased) having a fair value (in the good faith judgment of the Responsible Representatives) not less than the fair value of the Timber subject to such excess harvest; provided that, if the net proceeds of any such excess harvest exceed $50,000,000 (and such proceeds are not immediately applied in accordance with clause
(i) or (ii) above), all the net proceeds of such excess harvest shall be placed immediately in an escrow or cash collateral account or accounts, pursuant to an agreement or agreements in form and substance reasonably satisfactory to the holders of greater than 50% of the outstanding principal amount of Qualified Debt, for the purpose of application in accordance with clause (i) or (ii) above;

6B(7)	Sale and Lease-Back

Enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by the Company or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or any Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Company or any Restricted Subsidiary, provided that this paragraph 6B(7) shall not apply to any property sold pursuant to clause (vii) of paragraph 6B(5);

6B(8)	Certain Contracts

Enter into or be a party to

(i)		any contract providing for the making of loans,
advances or capital contributions to any Person or for the purchase of any property from any Person, in each case in order primarily to enable such Person to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses, or


(ii)		any contract for the purchase of materials, supplies
or other property or services if such contract (or any related document) requires that payment for such materials, supplies or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered, provided that nothing in this clause (ii) shall prevent the Company from (a) entering into take-or-pay contracts in the ordinary course of business with the United States Forest Service, the Bureau of Land Management, the Washington Department of Natural Resources or similar state or federal governmental agencies, or (b) making payments in satisfaction of contracts with such Persons which contracts are deemed by the Responsible Representatives to be disadvantageous to perform, or

(iii)	any contract to rent or lease (as lessee) any real or
personal property if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor, or

(iv)		any contract for the sale or use of materials,
supplies or other property, or the rendering of services, if such contract (or any related document) requires that payment for such materials, supplies or other property, or the use thereof, or payment for such services, shall be subordinated to any indebtedness (of the purchaser or user of such materials, supplies or other property or the Person entitled to the benefit of such services) owed or to be owed to any Person, or

(v)		any other contract which in economic effect, is
substantially equivalent to a guarantee

except as permitted by the provisions of clauses (i), (v), (vi), (vii),
(viii) or (ix) of paragraph 6B(3);

6B(9)	Transactions with Affiliates


Directly or indirectly engage in any transaction (including, without limitation, the purchase, sale or exchange of assets or the rendering of any service) with any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those which might be obtained in an arm's length transaction at the time from Persons which are not such an Affiliate. The foregoing shall not prohibit Designated Repurchases otherwise permitted by this Agreement.

6C.	Conduct of Business

The Company covenants that it will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses.

6D.	Issuance of Stock by Subsidiaries

The Company covenants that it will not permit any Subsidiary (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such shares) to issue, sell or otherwise dispose of any shares of any class of its stock or partnership or other ownership interests (other than directors' qualifying shares) except to the Company or a Restricted Subsidiary and except to the extent that holders of minority interests may be entitled to purchase stock by reason of preemptive rights.

7.	Events of Default

7A.	Acceleration

If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i)		the Company defaults in the payment of any principal
or of premium on any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(ii)		the Company defaults in the payment of any interest on
any Note for more than 10 days after the date due; or


(iii)	the Company or any Restricted Subsidiary (a) defaults in any payment of principal of or interest on any other obligation for money borrowed (or any payment obligation under the Guarantee, any Capital Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or (b) fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created within any applicable grace period provided therein (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is (x) to then cause such obligation to become due prior to any stated maturity or (y) to then permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to any stated maturity, provided that the aggregate outstanding principal amount of all obligations as to which such payment defaults shall occur and be continuing or such failures or other events causing or permitting acceleration shall occur and be continuing exceeds $5,000,000; or

(iv)		any representation or warranty made by the Company
herein or in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

(v)		the Company fails to perform or observe any agreement
contained in the last sentence of paragraph 5A or in paragraph 6; or

(vi)		the Company fails to perform or observe any other
agreement, term or condition contained herein and such failure shall not be remedied within 30 consecutive days after written notice thereof shall have been received by the Company from any holder of any Note; or

(vii)	the Company or the General Partner or any Restricted
Subsidiary makes a general assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or


(viii)	any decree or order for relief in respect of the
Company or the General Partner or any Restricted Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "Bankruptcy Law"), of any jurisdiction; or

(ix)		the Company or the General Partner or any Restricted
Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or the General Partner or any Restricted Subsidiary, or of any substantial part of the assets of the Company or the General Partner or any Restricted Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Restricted Subsidiary) relating to the Company or the General Partner or any Restricted Subsidiary under the Bankruptcy Law of any other jurisdiction; or

(x)		any such petition or application is filed, or any such
proceedings as described in clause (ix) above are commenced, against the Company or the General Partner or any Restricted Subsidiary and the Company or the General Partner or such Restricted Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar

(xi)		official, or approving the petition in any such
proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 consecutive days; or

(xii)	any order, judgment or decree is entered in any proceedings
against the Company or the General Partner or any Restricted Subsidiary decreeing the dissolution, winding-up or liquidation of the Company or the General Partner or any Restricted Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 60 consecutive days; or

(xiii)	any order, judgment or decree is entered in any
proceedings against the Company or any Restricted Subsidiary decreeing a split-up of the Company or such Restricted Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of or partnership or other ownership interest in a Subsidiary whose assets represent a substantial part, of the combined assets of the Company and its Restricted Subsidiaries (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets, or stock of or partnership or other ownership interest in a Subsidiary, which shall have contributed a substantial part of the combined net income of the Company and its Restricted Subsidiaries (determined in accordance with generally accepted accounting principles) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 consecutive days; or

(xiv)	a final judgment (which is non-appealable or has not been
stayed pending appeal or as to which all rights to appeal have expired or been exhausted) in an amount in excess of $5,000,000 is rendered against the Company or any Restricted Subsidiary and, within 60 consecutive days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 consecutive days after the expiration of any such stay, such judgment is not discharged; or

(xv)		this Agreement shall at any time, for any reason,
cease to be in full force and effect or shall be declared to be null and void in whole or in any material part by the final judgment (which is nonappealable or has not been stayed pending appeal or as to which all rights to appeal have expired or been exhausted) of any court or other governmental or regulatory authority having jurisdiction in respect thereof, or the validity or the enforceability of this Agreement shall be contested by or on behalf of the Company, or the Company shall renounce this Agreement, or deny that it is bound by the terms hereof or has any further liability hereunder; or

(xvi)	any "Event of Default" as defined in the Mortgage Note
Agreements shall exist; or

(xvii)	the Facilities Subsidiary, any Subsidiary of the
Facilities Subsidiary or any Designated Immaterial Subsidiary, immediately after they become Restricted Subsidiaries under the definition of "Restricted Subsidiary" contained in paragraph 10B, shall have any Debt outstanding which is not permitted by clause (x) or (xi) of paragraph 6B(2) insofar as it relates to such Facilities Subsidiary, Subsidiary of the Facilities Subsidiary or Designated Immaterial
Subsidiary; or

(xviii)	if any of the events or conditions or series of events
or conditions described in subparagraph (vii) of paragraph 5A occurs which events or conditions or series of events or conditions have, or could reasonably be expected to have, a material adverse effect on the business, condition (financial or other), assets, properties or operations of the Company or the Company and its Restricted Subsidiaries taken as a whole;

then (a) if such event is an Event of Default specified in clause
(viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (b) if such event is any other continuing Event of Default, the holder or holders of a majority of the aggregate principal amount of the Notes at the time outstanding may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Premium, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and the Company shall give notice in writing of such declaration to the other holders, provided that (x) if such event is a continuing Event of Default specified in clause (i) or (ii) of this paragraph 7A in respect of any Note, any Significant Holder may, at its option, by notice in writing to the Company, declare all of the Notes held by such Significant Holder to be, and all of such Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Premium, if any, with respect to each such Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, (y) if any Significant Holder shall have declared all of the Notes held by such Significant Holder to be due and payable pursuant to clause (x) of this proviso, then the Company shall give notice in writing of such declaration to the other holders and any other holder may at any time thereafter and until the later of (A) the expiration of 60 days after such other holder shall have received notice from the Company of such declaration and (B) the date on which all Events of Default and Defaults have been cured or waived pursuant to paragraph 12C, by notice in writing to the Company, declare all of the Notes held by such other holder to be immediately due and payable, together with interest accrued thereon and together with the Yield-Maintenance Premium, if any, with respect to each such Note without presentment, demand, protest or any other notice of any kind, all of which are hereby waived by the Company, and (z) the Yield-Maintenance Premium, if any, with respect to each Note shall be due and payable upon any such declaration only if (1) such event is a continuing Event of Default specified in any of clauses (i) through (vi), inclusive, (xiii), (xiv), (xv), (xvi) and (xvii) of this paragraph 7A, (2) the holder or holders effecting such declaration shall have given to the Company, at least 10 Business Days before such declaration, written notice stating its or their intention so to declare the Notes to be immediately due and payable and identifying one or more such Events of Default whose occurrence on or before the date of such notice permits such declaration and (3) one or more of the Events of Default so identified shall be continuing at the time of such declaration. Notwithstanding the foregoing, so long as the Seller (or an SDW Affiliate) is the holder of the Notes (and the Notes are not pledged to secure any obligation) no acceleration of the Notes as a consequence of an Event of Default specified in any of clauses (iii),
(iv), (v), (vi), (vii), (xiv), (xvi), (xvii) and (xviii) of this paragraph 7A shall be effective unless the maturity of one or more issues of the Other Senior Notes shall have been accelerated as a consequence of an analogous "Event of Default" under the relevant Other Senior Note Agreements (a "Coordinate Acceleration").


At any time after the principal of, and interest accrued on, any or all of the Notes are declared due and payable, the holders of not less than 66 2/3% aggregate principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (x) the Company has paid all overdue interest on the Notes, the principal of and premium, if any, on any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue principal and premium and (to the extent permuted by applicable law) any overdue interest in respect of such Notes of each series at a rate per annum from time to time equal to the greater of (i) one percent over the rate of interest borne by the Notes of such series or (ii) the rate of interest publicly announced by Morgan Guaranty Trust Company of New York from time to time in New York as its Prime Rate plus 2.0%, (y) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, have been cured or waived pursuant to paragraph 12C, and (z) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement; but no such rescission and annulment shall extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon. If the acceleration of Notes was a Coordinate Acceleration (as defined in paragraph 7A) and if the acceleration of all of the Other Senior Notes that were accelerated in connection therewith has been rescinded and annulled, then the acceleration of Notes hereunder shall be similarly rescinded and annulled without any requirement of any action by the holders of the Notes hereunder, provided only that the conditions specified in clauses (x), (y) and (z) of the preceding sentence are satisfied and the Company is in compliance with the provisions of paragraph 12Q.

7B.	Other Remedies

If any Event of Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8.	Representations, Covenants and Warranties

The Company represents, covenants and warrants:

8A.	Organization

The Company is a limited partnership duly organized, validly existing and in good standing under the Delaware Revised Uniform Limited Partnership Act and has all requisite partnership power and authority to own and operate its properties, to conduct its business as currently conducted, to enter into this Agreement, to issue and sell the Notes and to carry out the terms of this Agreement and the Notes.

8B.	General Partner Net Worth

On the date of closing the General Partner will have a net worth
(excluding its interest in the Company and any notes receivable from or payable to the Company) at least equal to the amount sufficient to meet the tax requirements for a general partner of a Delaware limited partnership (based on the fair market value of its assets).

8C.	Subsidiaries

The General Partner owns 2% and the Company owns 98% of the limited partnership interest in Manufacturing. The General Partner owns 4% and the Company owns 96% of the issued and outstanding stock of Marketing. The Facilities Subsidiary Stock has been duly authorized and validly issued, is fully paid and non-assessable and is owned free and clear of any Liens. The Facilities Subsidiary has issued no rights, warrants or options to acquire or instruments convertible into or exchangeable for any equity interest in the Facilities Subsidiary. On the date of closing the Company will have no Subsidiaries other than the Facilities Subsidiary and those listed on Exhibit 8C.

8D.	Partnership Interests

The only general partner of the Company is the General Partner, which on the date of closing will own a 2% interest in the Company.

8E.	Qualification


The Company is duly qualified or registered for the transaction of business and in good standing as a foreign limited partnership in each of the State of Arkansas, the State of Idaho, the State of Louisiana, the State of Maine, the State of Montana, the State of Texas and the State of Washington, which are the only jurisdictions in which the failure so to qualify or be registered would have a material adverse effect on the business, property or assets, condition, or results of operations of the Company, or on the ability of the Company to perform its obligations under this Agreement and the Notes.

8F.	Business; Financial Statements

(a)	The Company and its Subsidiaries have not engaged in any
business or activities prior to the date of this Agreement other than
(i) owning, acquiring and disposing of Timber and Timberlands, and (ii) owning and operating lumber mills, plywood and fiberboard manufacturing plants, and wood chip plants. The Company and its Subsidiaries do not have any significant assets other than Timber, Timberlands and the facilities described in clause (ii) above, and on the date of closing will not have any significant liabilities other than the Notes, the Other Senior Notes, the Guarantee, the Mortgage Notes and indebtedness under the Bank of America Revolving Credit Agreement.


(b)	The Company has delivered or caused to be delivered to each
Purchaser complete and correct copies of (i) the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 9, 1998 (fiscal year ended December 31, 1997), the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission on May 12, 1998 (quarter ended March 31, 1998) and August 13, 1998 (quarter ended June 30, 1998) and the Company's Current Reports on Form 8-K dated April 17, 1998 ( filed on April 20, 1998), June 5, 1998 ( filed on June 8, 1998), July 20, 1998 ( filed on July 20, 1998) and October 6, 1998 (filed on October 13, 1998) (together, the "1934 Act Reports") and (ii) the Preliminary Proxy/Statement Prospectus, dated September 29, 1998, relating to the Conversion Transaction (as defined in paragraph 11A) (the "Proxy/Statement Prospectus"). The annual financial statements and schedules included in the 1934 Act Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified and present fairly the financial position for the dates specified, and the results of their operations and cash flows of the Company for the respective periods specified. The quarterly financial statements and schedules included in the 1934 Act Reports present fairly the financial position for the dates specified and the results of operations for the quarterly periods presented. The unaudited pro forma condensed consolidated financial statements of the Corporation (as defined in paragraph 11A) contained in the Proxy Statement/Prospectus (the "Pro Forma Statements") comply as to form in all material respects with the applicable accounting requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the published rules and regulations thereunder and the assumptions on which the pro forma adjustments reflected in the Pro Forma Statements are based provide a reasonable basis for presenting the significant effects of the transactions contemplated by the Pro Forma Statements and such pro forma adjustments give appropriate effect to such assumptions and are properly applied in the Pro Forma Statements.

8G.	Changes, etc

Except as contemplated by this Agreement or disclosed in Exhibit 8G or the Proxy/Statement Prospectus, subsequent to December 31, 1997, (a) neither the Company nor the Facilities Subsidiary has incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business, and (b) there has not been (i) any material adverse change in the financial condition or operations of the Company or the Facilities Subsidiary or (ii) any Restricted Payment of any kind declared, paid or made by the Company.

8H.	Tax Returns and Payments


The Company and each of its Restricted Subsidiaries has filed all tax returns required by law to be filed by it (or obtained extensions with respect thereto) and has paid all material taxes, assessments and other material governmental charges levied upon it, or any of its properties, assets, income or franchises which are due and payable by it, other than those which are not past due or delinquent or the nonpayment of which is permitted by paragraph 5E.

8I.	Franchises, Licenses, Agreements, etc.
Except as disclosed in Exhibit 8R, the Company is in possession of and operating in substantial compliance with all franchises, grants, authorizations, approvals, licenses, permits, easements, consents, certificates and orders required to own or lease its properties and to permit the conduct of its business, except for those franchises, grants, authorizations, approvals, licenses, permits, easements, consents, certificates and orders the failure of which to be obtained, given or complied with would not individually or in the aggregate materially and adversely affect the business, property or assets, condition or operations of the Company or impair the ability of the Company to perform its obligations hereunder or under the Notes or impair the validity or enforceability of this Agreement or the Notes.

8J.	Actions Pending

There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company, or any properties or rights of the Company, by or before any court, arbitrator or administrative or governmental body which questions the validity of this Agreement or the Notes or any action taken or to be taken pursuant to this Agreement or the Notes or which would be reasonably likely to result in any material adverse change in the business, property or assets, condition or operations of the Company, or in the inability of the Company to perform its obligations hereunder or under the Notes.

8K.	Title to Properties

Except as disclosed in Exhibit 8K, the Company has good title to its real properties (other than properties which it leases) and good title to all of its other properties and assets, subject to no Lien of any kind except Liens permitted by paragraph 6B(l), and except such Liens as do not materially interfere with the full ownership and enjoyment of such properties and assets. All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.

8L.	Compliance with Other Instruments, etc.
The Company is not in violation of any term of the Partnership Agreement or of any term of any other agreement or instrument to which it is a party or by which it or any of its properties is bound or any term of any applicable law, ordinance, rule or regulation of any governmental authority or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority, the consequences of which violation would be reasonably likely to have a material adverse effect on its business, property or assets, condition or operations or on the ability of the Company to perform its obligations under this Agreement or the Notes, and the execution, delivery and performance by the Company of this Agreement and the Notes will not result in any violation of or be in conflict with or constitute a default under any such term or result in the creation of (or impose any obligation on the Company to create) any Lien (other than the Liens contemplated by this Agreement) upon any of the properties or assets of the Company, pursuant to any such term except for Liens permitted by paragraph 6B(l); and there is no such term which materially adversely affects or in the future would be likely to materially adversely affect the business, property or assets, condition or operations of the Company, or the ability of the Company to perform its obligations under this Agreement or the Notes.

8M.	Governmental Consent

No consent, approval or authorization of, or declaration or filing with, any governmental authority is required for the valid execution, delivery and performance by the Company of this Agreement or the valid offer, issue, sale and delivery of the Notes pursuant to this Agreement.

8N.	Offering of Notes

Neither the Company nor any agent acting on behalf of the Company has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with any Person other than the Seller, and neither the Company nor any agent acting on behalf of the Company has taken or will take any action which would subject the issuance of the Notes to the provisions of section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

8O.	ERISA

(a)	Neither the Company nor any of its Subsidiaries has breached the fiduciary rules of ERISA or engaged in any prohibited transaction which, in any such case, could reasonably be expected to result in any direct or indirect material liability (including, without limitation, as a result of an indemnification obligation) to the Company or any of its Subsidiaries in connection with a suit for damages or pursuant to section 409, 502(i) or 502(l) of ERISA or section 4975 of the Code, which liability, either individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, properties or operations of the Company or the Company and its Restricted Subsidiaries taken as a whole.

(b)	None of the Company, any of its Subsidiaries or any Related
Person has incurred any direct or indirect material liability (including, without limitation, as a result of an indemnification obligation) under or pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, which liability has had or could reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, properties or operations of the Company or the Company and its Restricted Subsidiaries taken as a whole. No event, transaction or condition has occurred or exists or, to the Company's Knowledge, is expected to occur or exist with respect to any Plan that could reasonably be expected to result in any direct or indirect material liability to the Company, any of its Subsidiaries or any Related Person (including, without limitation, as a result of an indemnification obligation) under or pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, which liability has had or could reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, properties or operations of the Company or the Company and its Restricted Subsidiaries taken as a whole. There has been no reportable event (within the meaning of section 4043(b) of ERISA), other than reportable events for which the notification requirements have been waived in regulations or other pronouncements issued by the PBGC, or any other event or condition with respect to any Plan which presents a risk of the termination of, or the appointment of a trustee to administer, any such Plan by the PBGC.

(c)	Full payment (made in a timely manner such that any
incidental delay in making a payment, if any, has not resulted in any Lien or any material liability to the Company, any of its Subsidiaries or any Related Person) has been made of all amounts which the Company, any of its Subsidiaries or any Related Person is required under applicable law, the terms of each Plan or any collective bargaining agreement to have paid as contributions to each such Plan, and no accumulated funding deficiency (as defined in section 302 of ERISA or section 412 of the Code), whether or not waived, exists or is expected to exist with respect to any Plan (other than a Multiemployer Plan).

(d)	The present value of the accumulated benefit obligations
(whether or not vested) under each Plan (other than a Multiemployer
Plan), determined as of the end of each such Plan's most recently ended Plan year on the basis of the actuarial assumptions specified for funding purposes in each such Plan's actuarial valuation report for such Plan year, each of which assumptions is reasonable and in compliance with section 412 of the Code, did not exceed the current value of the assets of each such Plan allocable to such accumulated benefit obligations by an amount which could have a material adverse effect on the business, condition (financial or other), assets, properties or operations of the Company or the Company and its Restricted Subsidiaries taken as a whole, and no event has occurred since such date that could reasonably be expected to cause the present value of such accumulated benefit obligations to increase by a material amount. The terms "present value" and "current value" shall have the meanings assigned to such terms in section 3 of ERISA, and the term "accumulated benefit obligations" shall have the meaning assigned to such term in Statement of Financial Accounting Standards No. 87.

(e)	None of the Company, any of its Subsidiaries or any Related
Person has incurred or expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan or any Plan that is a "multiple employer plan" within the meaning of section 4063 or 4064 of ERISA, which liability has had or could reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, properties or operations of the Company or the Company and its Restricted Subsidiaries taken as a whole. The aggregate withdrawal liability of the Company, its Subsidiaries and the Related Persons with respect to all Multiemployer Plans and Plans that are "multiple employer plans" within the meaning of section 4063 or 4064 of ERISA, determined as if a complete withdrawal had occurred on the date hereof, does not exceed $25,000,000. To the Company's Knowledge, no Multiemployer Plan is insolvent or in reorganization within the meaning of section 4241 or 4245 of ERISA.

(f)	The "expected postretirement benefit obligation" (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries under Plans which are "employee welfare benefit plans" (as defined in section 3(l) of ERISA) did not exceed $25,000,000.

(g)	The execution and delivery of this Agreement and the
issuance and sale of the Notes hereunder will not involve any transaction which is subject to the prohibitions of section
406(a)(1)(A)-(D) of ERISA or in connection with which a tax could be imposed on the Company pursuant to section 4975(c)(1)(A)-(D) of the Code.

As used in this paragraph 8O, the terms "employee benefit plan" and "party in interest" have the respective meanings assigned to such terms in section 3 of ERISA.

8P.	Status Under Certain Federal Statutes

The Company is not (i) an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended,
(iii) a "public utility" as such term is defined in the Federal Power Act, as amended, nor (iv) a "rail carrier" or a person controlled by or affiliated with a ,.rail carrier", within the meaning of Title 49, U.S.C., and neither the Company, the General Partner nor the Facilities Subsidiary is a "carrier" to which 49 U.S.C. Section 11301(b)(1) is applicable.

8Q.	Environmental Matters

(a)	Except as disclosed in Exhibit 8Q, to the Company's
Knowledge, the Company and its Subsidiaries are in compliance in all material respects with all Environmental Laws applicable to them or to real property owned or leased by them, or to the ownership, use, operation or occupancy thereof except where the failure to be in compliance with such Environmental Laws would not result in liability of the Company or any of its Subsidiaries in an aggregate amount in excess of $25,000,000. To the Company's Knowledge, neither the Company, its Subsidiaries nor any other Person acting at the direction of or on behalf of the Company has engaged in any activity in violation of any provision of any applicable Environmental Laws, which violation could reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, properties or operations of the Company or the Company and its Restricted Subsidiaries taken as a whole.

(b)	Except as permitted by paragraph 8I or as disclosed in
Exhibit 8Q, the Company has or will have on the date of closing all environmental permits or licenses necessary for the conduct of its business as conducted on the date of closing and, as to any such permit or license that has expired or is about to expire or is needed for the proposed conduct of its business, the Company has or will have timely and properly applied for renewal or receipt of the same. Exhibit F lists all material notices from Federal, state or local environmental agencies to the Company citing environmental violations that have not been finally resolved and disposed of; no such violation, individually or in the aggregate, is reasonably expected to have a material adverse effect on the business, property or assets, condition or operations of the Company, and the Company is acting in compliance with all such notices. Notwithstanding any such notice, the Company is currently operating in compliance with the limits set forth in such environmental permits or licenses except for such noncompliance as would not reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, properties or operations of the Company or the Company and its Restricted Subsidiaries taken as a whole and to the Company's Knowledge there are no threatened or pending proceedings for the revocation, loss or termination of any such environmental permits or licenses.

Neither the Company nor any of its Subsidiaries is subject to any order or decree of any governmental authority under any Environmental Laws, which order or decree would reasonably be likely to result in a material adverse effect on the business, condition (financial or other), assets, properties or operations of the Company or the Company and its Restricted Subsidiaries taken as a whole, nor is there any basis for such order or decree.

(c)	All facilities located on the real property owned by the
Company or the Facilities Subsidiary on the date of closing which are subject to regulation by the Federal Resource Conservation and Recovery Act, as in effect on the date hereof, are and to the knowledge of the Company have been operated in material compliance with such Act and the Company (or the Facilities Subsidiary, as the case may be) has not received or, to the knowledge of the Company, has not been threatened with, a notice of violation under such Act regarding such facilities which can reasonably be expected to have a material adverse effect on the business, property or assets, conditions or operations of the Company (or the Facilities Subsidiary, as the case may be), or the ability of the Company to perform its obligations under this Agreement or the Notes.

(d)	Except as disclosed in Exhibit 8Q, with respect to the real
property owned by the Company (or the Facilities Subsidiary, as the case may be) on the date of closing, there has not occurred to the knowledge of the Company (i) any Release of any Hazardous Substance in a Reportable Quantity, (ii) any discharge of any substance into ground, surface, or navigable waters for which a notice of violation has been received or threatened under any Federal, state or local laws, rules or regulations concerning water pollution, or (iii) any assertion of any Lien pursuant to Federal, state or local environmental law resulting from any use, spill, discharge or clean-up of any hazardous or toxic substance or waste, which occurrence can reasonably be expected to have a material adverse effect on the business, property or assets, condition or operations of the Company (or the Facilities Subsidiary, as the case may be). As used in this paragraph, the terms "Release," "Hazardous Substance," and "Reportable Quantity" shall have the meanings assigned such terms under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) as in effect on the date thereof.

8R.	Disclosure

Neither this Agreement, the Proxy Statement/Prospectus, the 1934 Act Reports nor any other document, certificate or statement furnished to the Seller by or on behalf of the Company in writing, in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company which materially adversely affects or in the future may (so far as the Company can now reasonably foresee) materially adversely affect the business, property or assets, condition or results of operations of the Company and which has not been set forth in this Agreement, the Proxy Statement/Prospectus, or the 1934 Act Reports or in the other documents, certificates and statements in writing furnished to the Seller by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby.

9.	Representations of the Seller

The Seller represents, and in issuing the Notes to the Seller it is expressly understood and agreed between the Company and the Seller, that the Seller is not acquiring the Notes hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. The Seller understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

10.	Definitions

For the purpose of this Agreement, the terms defined in paragraphs 1, 2 and 11 shall have the respective meanings specified therein, and the following terms shall have the meanings specified with respect thereto below.

10A.	Yield-Maintenance Terms

"Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

"Called Principal" shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B (including partial prepayments made pursuant to paragraphs 6B(5)(viii) and 6B(6)) or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

"Discounted Value" shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on a semiannual basis) equal to 50 basis points above the Reinvestment Yield with respect to such Called Principal.

"Reinvestment Yield" shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m.. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page PX1" in the Bloomberg Financial Markets Service (or such other display as may replace Page PX1 in the Bloomberg Financial Markets Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, including by way of interpolation, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between reported yields.

"Remaining Average Life" shall mean, with respect to the Called
Principal of any Note, the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the stated maturity of such Note.

"Remaining Scheduled Payments" shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

"Settlement Date" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B (including partial prepayments made pursuant to paragraphs 6B(5)(viii) and 6B(6)) or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

"Yield-Maintenance Premium" shall mean, with respect to any Note, a premium equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Premium shall in no event be less than zero.

10B.	Other Terms

"Affiliate" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company, except a Restricted Subsidiary. A Person shall be deemed to control a corporation or other entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

"Available Cash" shall mean, with respect to any calendar quarter, (a) the sum of:

(i)		the Company's net income (or net loss) (excluding gain
on the sale of any Capital Asset) for such quarter,

(ii)		the amount of depletion, depreciation, amortization
and other noncash charges utilized in determining net income of the Company for such quarter,

(iii)	the amount of any reduction in reserves of the Company of
the types referred to in clause (b)(iv) below,

(iv)		proceeds received by the Company from the sale of
Designated Acres, and

(v)		any Cash from Capital Transactions received by the
Company during such quarter in specific contemplation that such Cash from Capital Transactions will be used to refund or refinance any payment of Debt of the type specified in clause (b)(i) below which was made in either of the two immediately preceding quarters, less (b) the sum of:

(i)		all payments of principal on Debt made by the Company
in such quarter (excluding any payments of principal on Debt made with Cash from Capital Transactions received by the Company during such quarter or, to the extent such Cash from Capital Transactions remains available, received by the Company during the four immediately preceding quarters),

(ii)		capital expenditures made by the Company during such
quarter (excluding any capital expenditures for such quarter made with Cash from Capital Transactions received by the Company during such quarter or, to the extent such Cash from Capital Transactions remains available, received by the Company during the four immediately preceding quarters, and capital expenditures which the General Partner reasonably anticipates will be financed with Cash from Capital Transactions within 90 days from the end of such quarter),

(iii)	the amount of any capital expenditures made by the Company
in a prior quarter which was anticipated would be financed from Cash from Capital Transactions but which have not been financed from such source within 90 days from the end of such quarter,

(iv)		the amount of any reserves of the Company established
during such quarter which are necessary or appropriate (A) to provide funds for the future payment of items of the types specified in clauses
(b)(i) and (b)(ii) above, (B) to provide additional working capital, (C) to provide funds for cash distributions with respect to any one or more of the next four quarters, or (D) to provide funds for the future payment of interest in an amount equal to the interest to be accrued in the next quarter,

(v)		the amount of any noncash items of income utilized in
determining net income of the Company for such quarter,

(vi)		the amount of any Investments (other than guarantees,
contingent liabilities or endorsements, except to the extent payments are actually made under such guarantees, contingent liabilities or endorsements) made by the Company during such quarter pursuant to clause
(i), (viii) or (ix) of paragraph 6B(3) (or in the case of any Subsidiary, Investments (other than guarantees, contingent liabilities or endorsements, except to the extent payments are actually made under such guarantees, contingent liabilities or endorsements) of similar type) to the extent not included in capital expenditures or payments on principal on Debt made by the Company during such quarter (excluding any such Investments for such quarter made with Cash from Capital Transactions received by the Company during such quarter or, to the extent such Cash from Capital Transactions remains available, received by the Company during the four immediately preceding quarters, and Investments which the General Partner reasonably anticipates will be financed with Cash from Capital Transactions within 90 days from the end of such quarter), and

(vii)	the amount of any Investments (other than guarantees,
contingent liabilities or endorsements, except to the extent payments are actually made under such guarantees, contingent liabilities or endorsements) made by the Company in a prior quarter pursuant to clause
(i), (viii) or (ix) of paragraph 6B(3) (or in the case of any Subsidiary, Investments (other than guarantees, contingent liabilities or endorsements, except to the extent payments are actually made under such guarantees, contingent liabilities or endorsements) of similar type) to the extent not included in capital expenditures made by the Company during such quarter which was anticipated would be financed from Cash from Capital Transactions but which have not been financed from such source within 90 days from the end of such quarter.

Notwithstanding the foregoing, "Available Cash" shall not take into account any reductions in reserves or disbursements made or reserves established after commencement of the dissolution and liquidation of the Company. In determining "Available Cash", (i) all items under clauses
(a)(i), (ii), (iii), (iv) and (v) above and all items under clauses
(b)(i), (ii), (iii), (iv), (v), (vi) and (vii) above shall be calculated on a combined basis with any Subsidiary of the Company whose income is accounted for on a consolidated or combined basis with the Company and, in accordance therewith, "Available Cash" shall include a percentage of each such item of each such Subsidiary equal to the Company's percentage ownership interest in such Subsidiary, provided, however, that the items under clauses (a)(i), (ii), (iii), (iv) and (v) above shall only be included in Available Cash to the extent that the General Partner determines such amount to be legally available for dividends or distributions to the Company by such Subsidiary; (ii) the amount of net income and the amount of depletion, depreciation, amortization and other noncash charges, utilized in determining net income shall be determined, with respect to the Company, by the General Partner in accordance with generally accepted accounting principles and, with respect to any Subsidiary, by its Board of Directors (or by such other body or Person which has the ultimate management authority of such Subsidiary) in accordance with generally accepted accounting principles (iii) the net income of any Subsidiary shall be determined on an after-tax basis (iv) the amount of any reductions in, or additions to, reserves for purposes of clauses (a)(iii) and (b)(iv) above shall be determined, with respect to the Company, by the General Partner in its reasonable good faith judgment and, with respect to any Subsidiary, by its Board of Directors (or by such other body or Person which has the ultimate management authority of such Subsidiary) in its reasonable good faith judgment and
(v) any determination of whether any capital expenditures or Investments are financed, or anticipated to be financed, with Cash from Capital Transactions for purposes of clause (b) (ii) or (b) (vi) above shall be made, with respect to the Company, by the General Partner in its reasonable good faith judgment and, with respect to any Subsidiary, by its Board of Directors (or by such other body or Person which has the ultimate management authority of such Subsidiary) in its reasonable good faith judgment.

"Bank of America Revolving Credit Agreement" shall mean the revolving credit agreement between the Company, Bank of America National Trust and Savings Association, as Administrative Agent, and certain other lenders pursuant to which the lenders thereunder provide credit facilities to the Company in an aggregate principal amount not to exceed $225,000,000 and any extension, renewal, refunding or refinancing thereof.

"Bankruptcy Law" shall have the meaning specified in clause (viii) of paragraph 7A.
"Board Foot" shall mean a unit of measurement one foot square and one inch thick.

"Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York or Seattle, Washington are authorized or required by law, regulation or executive order to be closed.

"Capital Asset" shall mean any asset on the Company's or any Subsidiary's balance sheet, as the case may be, other than inventory, accounts receivable or any other current asset and assets disposed of in connection with normal retirements or replacements.

"Capital Lease Obligation" shall mean, with respect to any Person, any rental obligation which, under generally accepted accounting principles, is or will be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expenses) in accordance with such principles.

"Capital Transaction" shall mean (i) borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the Company, (ii) sales of equity interests by the Company and (iii) sales or other voluntary or involuntary dispositions of any assets of the Company (other than (x) sales or other dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of other current assets including receivables and accounts and (z) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Company provided, that in determining Cash from Capital Transactions, items (i), (ii) and (iii) above shall include, with respect to each Subsidiary of the Company whose income is accounted for on a consolidated or combined basis with the Company, a percentage of each such item of such Subsidiary equal to the Company's percentage ownership interest in such Subsidiary.

"Cash from Capital Transactions" shall mean at any date, such amounts of cash as are determined by the General Partner to be cash made available to the Company from or by reason of a Capital Transaction.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Company's Knowledge" or "knowledge of the Company" shall mean the actual knowledge of Rick R. Holley, President and Chief Executive Officer, Charles P. Grenier, Executive Vice President, Diane M. Irvine, Vice President and Chief Financial Officer, James A. Kraft, Vice President, General Counsel and Secretary, Barbara L. Crowe, Vice President, Human Resources, William R. Brown, Vice President, Strategic Business Development, Lindsay G. Crawford, Vice President, Southern Region, Michael J. Covey, Vice President, Resources, and Mitchell Leu, Environmental Engineer and any successor to the offices and officers, such persons being the principal persons employed by the Company ultimately responsible for environmental operations and compliance, ERISA and legal matters relating to the Company.

"Consolidated Total Assets" shall mean the total amount of all the assets of the Company and its Restricted Subsidiaries, determined on a combined basis in accordance with generally accepted accounting principles.

A "Cunit" is equal to 100 cubic feet of wood. For purposes of conversion of Timber in the Company's northwest region, one MMBF shall equal 2.1 MCCF.

"Debt" shall mean, as to any Person, as of any date of determination, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any Lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof, (iv) lease obligations of such Person which, in accordance with generally accepted accounting principles, should be capitalized, (y) lease obligations of such Person under leases which have a term (including any option to renew exercisable at the discretion of the lessee thereunder) longer than 10 years or under leases under which the lessor, pursuant to an agreement with such Person, has acquired the property specifically for the purpose of leasing it to such Person, (vi) obligations payable out of the proceeds of production from property of such Person, even though such Person has not assumed or become liable for the payment thereof, and
(vii) any obligations of any other Person of the type described in the above clauses (i) through and including (vi), inclusive, which are guaranteed or in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof.

"Designated Acres" shall mean up to an aggregate of 150,000 acres owned by the Company which (based on the good faith determination of the Responsible Representatives that such acres have at the time such determination is made a higher value as recreational, residential, grazing or agricultural property than for timber production) may be reasonably designated by the General Partner at the time of the sale thereof as constituting Designated Acres (such aggregate number of acres to be determined over the term of existence of this Agreement).

"Designated Immaterial Subsidiary" shall mean any entity which would otherwise be a Restricted Subsidiary and which at any time is designated by the Company as a Designated Immaterial Subsidiary, provided that no such designation of any entity as a Designated Immaterial Subsidiary shall be effective unless (i) at the time of such designation, such entity does not own any shares of stock or Debt of any Restricted Subsidiary which is not simultaneously being designated as a Designated Immaterial Subsidiary, (ii) immediately after giving effect to such designation, (a) the Company could incur at least $1 of additional Funded Debt pursuant to clause (ix) of paragraph 6B(2), and (b) no condition or event shall exist which constitutes an Event of Default or Material Default, (iii) the Company is permitted to make the Investment in such entity resulting from such designation pursuant to, and within the limitations specified in, clause (ix) of paragraph 6B(3), treating the aggregate book value (including equity in retained earnings) of the Investments of the Company and its Subsidiaries in such entity immediately prior to such designation as the cost of such Investment, and provided, further, that if at any time all Designated Immaterial Subsidiaries on a combined basis would be a "significant subsidiary" (assuming the Company is the registrant) within the meaning of Regulation S-X (17 CFR Part 210) the Company shall designate one or more Designated Immaterial Subsidiaries which are directly owned by the Company and its Restricted Subsidiaries as Restricted Subsidiaries such that the condition in this proviso is no longer applicable and the entities so designated shall no longer be Designated Immaterial Subsidiaries. Any entity which has been designated a Designated Immaterial Subsidiary shall not thereafter become a Restricted Subsidiary except pursuant to a designation required by the last proviso in the preceding sentence, and any Designated Immaterial Subsidiary which has been designated a Restricted Subsidiary pursuant to the last proviso of the preceding sentence shall not thereafter be redesignated as a Designated Immaterial Subsidiary.

"Designated Repurchases" shall mean and include purchases, redemptions or other acquisitions, in each case at a price not to exceed fair market value, of the publicly traded limited partnership interests in the Company, which are retired by the Company within six months of such purchase, redemption or other acquisition.

"8.73% Senior Note Agreements" shall mean the Note Agreements, dated as of August 1, 1994 and amended as of October 15, 1995, May 31, 1996 and April 15, 1997, providing for the issuance and sale by the Company of its 8.73% Senior Notes to the purchasers listed in the schedule of purchasers attached thereto.

"8.73% Senior Notes" shall mean the 8.73% Senior Notes Due August 1, 2009 of the Company issued and sold pursuant to the 8.73% Senior Note Agreements.

"11 1/8% Senior Note Agreements" shall mean the Note Agreements, dated as of May 31, 1989 and amended as of January 1, 1991, April 22, 1993, September 1, 1993, May 20, 1994, May 31, 1996 and April 15, 1997,
providing for the issuance and sale by the Company of its 11 1/8% Senior Notes to the purchasers listed in the schedule of purchasers attached thereto.

"11 1/8% Senior Notes" shall mean the 11 1/8% Senior Notes Due June 8, 2007 of the Company issued and sold pursuant to the 11 1/8% Senior Note Agreements.

"Environmental Laws" shall mean Federal, state, local and foreign laws, rules or regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Event of Default" shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "Default" shall mean any of such events, whether or not any such requirement has been satisfied.

"Facilities Subsidiary" shall mean, collectively, Manufacturing and Marketing.

"Facilities Subsidiary's Facility" shall mean any facility pursuant to which the Facilities Subsidiary may incur Debt for purposes of making capital improvements, additions to, or expansions of, property, plant and equipment of the Facilities Subsidiary or its Subsidiaries.

"Facilities Subsidiary's Revolving Credit Facility" shall mean any facility pursuant to which the Facilities Subsidiary may obtain revolving credit, takedown credit, the issuance of standby and payment letters of credit and backup for the issuance of commercial paper.

"Facilities Subsidiary Stock" shall mean, collectively, the limited partner interest of the Company in Manufacturing and the capital stock of Marketing that is owned by the Company.

"Funded Debt" shall mean, without duplication, any Debt payable more than one year from the date of the creation thereof. "Current Debt" shall mean, without duplication, any Debt payable on demand or within a period of one year from the date of the creation thereof, provided that any Debt shall be treated as Funded Debt, regardless of its term, if such Debt is renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such Debt, or may be payable out of the proceeds of similar Debt pursuant to the terms of such Debt or of any such agreement.

"General Partner" shall mean Plum Creek Management Company, L.P., a limited partnership organized and existing under the laws of the State of Delaware, and its successors and assigns.

"Guarantee" shall mean the guarantee in paragraph 7 of the Mortgage Note Agreements.

"Investment Policy" shall mean the Corporate Investment Policy of the Company, as it exists on April 5, 1993 and as attached hereto as
Schedule 10B(1).

"Investments" shall have the meaning specified in paragraph 6B(3).

"Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

"Manufacturing" shall mean Plum Creek Manufacturing, L.P., a Delaware limited partnership.

"Marketing" shall mean Plum Creek Marketing, Inc., a Delaware corporation.

"Material Default" shall mean any continuing Default as to which a written notice of such Default (which notice has not been rescinded) shall have been received by the Company or the General Partner from any holder of any Note, or any continuing Event of Default.

"Maximum Pro Forma Annual Interest Charges" shall mean, as of any date, the highest total amount payable during any period of four consecutive fiscal quarters, commencing with the fiscal quarter in which such date occurs and ending with the fiscal quarter in which November, 2010 occurs, by the Company and its Restricted Subsidiaries on a combined basis, after eliminating all intercompany transactions, in respect of interest charges ((a) including amortization of debt discount and expense and imputed interest on Capital Lease Obligations and on other obligations included in Debt which do not have stated interest, (b) assuming, in the case of fluctuating interest rates which cannot be determined in advance, that the rate in effect on such date will remain in effect throughout such period, and (c) treating the principal amount of all Debt outstanding as of such date under a revolving credit or similar agreement as maturing and becoming due and payable on the scheduled maturity date thereof, without regard to any provision permitting such maturity date to be extended) on all Debt of the Company and its Restricted Subsidiaries outstanding on such date (excluding the Guarantee and the guarantees of the Facilities Subsidiary's Facility and the Facilities Subsidiary's Revolving Credit Facility but including, to the extent not already included, all other Debt outstanding on such date which is guaranteed or in effect guaranteed by the Company or any Restricted Subsidiaries), after giving effect to any Debt proposed to be created on such date and to the concurrent retirement of any other Debt.

"MCCF" shall mean one thousand Cunits.

"MMBF" shall mean one million Board Feet.

"Mortgage Note Agreements" shall mean the Note Agreements, dated as of May 31, 1989 and amended as of January 1, 1991, April 22, 1993,
September 1, 1993, May 20, 1994, June 15, 1995, May 31, 1996 and April
15, 1997, providing for the issuance and sale by the Facilities
Subsidiary of its 11 1/8% First Mortgage Notes to the purchasers listed in the schedule of purchasers attached thereto.

"Mortgage Noteholder" shall mean and include each holder from time to time of a Mortgage Note issued under the Mortgage Note Agreements.

"Mortgage Notes" shall mean the 11 1/8% First Mortgage Notes of the Facilities Subsidiary issued and sold pursuant to the Mortgage Note Agreements.

"Multiemployer Plan" shall mean any Plan which is a "multiemployer plan" (as such term is defined in section 4001 (a)(3) of ERISA).

"1934 Act Reports" is defined in paragraph 8F(b).

"Officers' Certificate" shall mean, as to any corporation, a certificate executed on its behalf by the Chairman of the Board of Directors (if an officer) or its President or one of its Vice Presidents and its Treasurer, or Controller or one of its Assistant Treasurers or Assistant Controllers, and, as to any partnership, a certificate executed on behalf of such partnership by its general partner in a manner which would qualify such certificate as an Officers' Certificate of such general partner hereunder.

"Other Senior Notes" means the Company's outstanding 8.73% Senior Notes due August 1, 2009, 11 1/8% Senior Notes due June 8, 2007 and Senior Notes, Series A, B, C and D, due November 13, 2006, 2008, 2011 and 2013, respectively.

"Other Senior Note Agreements" means the Note Agreements relating to the Other Senior Notes.

"Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of the Company, as in effect on the date of closing, and as the same may, from time to time, be amended, modified or supplemented in accordance with the terms thereof.

"PBGC" shall mean the Pension Benefit Guaranty Corporation or any governmental authority succeeding to any of its functions.

"Permitted Business" shall mean any business engaged in by the Company or the Facilities Subsidiary on the date of closing, pulp and paper manufacturing, and any business substantially similar or related to any such business.

"Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

"Plan" shall mean an "employee benefit plan" (as defined in section 3(3) of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company, any of its Subsidiaries or any Related Person or with respect to which the Company, any of its Subsidiaries or any Related Person may have any liability.

"Pro Forma Free Cash Flow" as of any date shall mean (i) net income of the Company and its Restricted Subsidiaries on a combined basis (excluding (a) gain on the sale of any Capital Asset, (b) noncash items of income, and (c) any distributions or other income received from, or equity of the Company or any Restricted Subsidiary in the earnings of, any entity which is not a Restricted Subsidiary) for the period of four consecutive fiscal quarters immediately prior to such date (such period of four consecutive fiscal quarters being the "Measurement Period"), determined in accordance with generally accepted accounting principles plus depreciation, depletion, amortization and other noncash charges, interest expense on Debt and provision for income taxes, minus (ii) capital expenditures made by the Company and its Restricted Subsidiaries during the Measurement Period, to maintain their respective operations, provided, however, if (A) the Company or a Restricted Subsidiary is acquiring a Restricted Subsidiary or assets and (B) Pro Forma Free Cash Flow is being determined in connection therewith, such Restricted Subsidiary shall be considered to have been a Restricted Subsidiary during the entire Measurement Period and such assets shall be considered to have been owned by the Company during the entire Measurement Period if net income attributable to such Restricted Subsidiary or such assets (as the case may be) for the entire Measurement Period is readily determinable and confirmed pursuant to an audit or a certification prepared in good faith by the Company's chief financial officer; further provided, however, that portion of Pro Forma Free Cash Flow allocable to such Restricted Subsidiary or assets shall be reduced on a pro rata basis to the extent Timber has been harvested by such Restricted Subsidiary or from such assets during the Measurement Period at a rate greater than the rate at which the Company has harvested Timber from its Timberlands during the Measurement Period, as certified in good faith by the chief financial officer of the Company; and finally provided, however, if Pro Forma Free Cash Flow is being determined for any Measurement Period and a Restricted Subsidiary or assets have been sold or otherwise disposed of at any time during such Measurement Period by the Company or any Restricted Subsidiary, such Restricted Subsidiary shall not be considered to have been a Restricted Subsidiary during any part of such Measurement Period and such assets shall not be considered to have been owned by the Company during any part of such Measurement Period, and the net income that otherwise would have been attributable to such Restricted Subsidiary or asset during such Measurement Period shall be certified in good faith by the chief financial officer of the Company.

"Qualified Debt" shall mean, as to the Company, as of any date of determination, without duplication, all outstanding indebtedness of the Company for borrowed money, including, without limitation, Debt represented by the Notes and the Other Senior Notes.

"Related Person" shall mean, as of any date of determination, any trade or business, whether or not incorporated, which, together with the Company or any of its Subsidiaries, is treated as a single employer under section 414(b) or (c) of the Code or the regulations promulgated thereunder.

"Required Holder(s)" shall mean the holder or holders of greater than 50% of the aggregate principal amount of the Notes from time to time outstanding; provided that at any time that the Notes are subject to a pledge that is not precluded by the provisions of paragraph 12E, "Required Holder(s)" shall mean the holder or holders of greater than 50% of the aggregate principal amount of the obligations secured by such pledge of the Notes.

"Responsible Officer" means the chief executive officer, the president or any vice president of the General Partner, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the General Partner, or any other officer having substantially the same authority and responsibility.

"Responsible Representatives" shall mean (a) in the case of any transaction in which the value of any assets disposed of or received have a value of less than $5,000,000 or in which payments made are less than $5,000,000, the chief executive officer, chief financial officer or chief operating officer of the Company, and (b) in the case of any other transaction, the Board of Directors of the General Partner.

"Restricted Payment" shall mean (a) any payment or other distribution, direct or indirect, in respect of any partnership interest in the Company, except a distribution payable solely in additional partnership interests in the Company, and (b) any payment, direct or indirect, on account of the redemption, retirement, purchase or other acquisition of any partnership interest in the Company including, without limitation, any Designated Repurchase; or, if the Company is at any time reorganized as or changed (by merger, sale of assets or otherwise) into a corporation, (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Company now or hereafter outstanding, except a dividend payable solely in shares of stock of the Company, and (ii) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of stock of the Company, now or hereafter outstanding, or of any warrants, rights or options to acquire any such shares, except to the extent that the consideration therefor consists of shares of stock of the Company.

"Restricted Subsidiary" shall mean any Wholly-Owned Subsidiary other than (a) any Designated Immaterial Subsidiary and (b) the Facilities Subsidiary or any Subsidiary directly or indirectly owned by the Facilities Subsidiary, provided that after the Mortgage Notes shall have been paid in full and retired, the Facilities Subsidiary and its Subsidiaries shall become and be Restricted Subsidiaries.

"Revolving Credit Facility" shall mean any facility pursuant to which the Company may obtain revolving credit, take-down credit, the issuance of standby and payment letters of credit and back-up for the issuance of commercial paper.

"SDW" is defined in paragraph 2.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Series D Notes" shall mean the Company's 8.05% Senior Notes Due
November 13, 2016, Series D, outstanding in the original aggregate principal amount of $25,000,000.

"Significant Holder" shall mean (i) the Seller (and any Person controlling or controlled by or under common control with the Seller or SDW - an "SDW Affiliate") so long as it (or such SDW Affiliate) shall hold any Note, or (ii) any insurance company, bank, financial institution, public or governmental retirement or pension fund or other similar institutional holder of Notes, whether acting for itself or in a trust, agency or other fiduciary capacity. A Person shall be deemed to control a corporation or other entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

"Subsidiary" shall mean any corporation, partnership or other entity a majority of (i) the total combined voting power of all classes of Voting Stock of which or (ii) the outstanding equity interests of which shall, at the time as of which any determination is being made, be owned by the Company either directly or through Subsidiaries.

"Timber" shall mean standing trees not yet harvested.

"Timberlands" shall mean the timberlands owned by the Company as of the date of closing and any timberlands acquired by the Company or any Subsidiary after the date of closing.

"Ton" shall mean 2,000 pounds of green saw logs and pulpwood. For purposes of conversion of Timber in the Company's Maine timberlands, one million Tons shall equal 355 MCCF.

"Transferee" shall mean any direct or indirect transferee of all or any part of any Note purchased by the Seller under this Agreement.

"Voting Stock" shall mean, with respect to any corporation or other entity, any shares of stock or other ownership interests of such corporation or entity whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation or to manage any such other entity (irrespective of whether at the time stock or ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

"Western Europe" shall mean Belgium, Denmark, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain and the United Kingdom.

"Wholly-Owned Subsidiary" shall mean any Subsidiary organized under the laws of any state of the United States of America which conducts the major portion of its business in the United States of America and all of the stock or other ownership interests of every class of which, except director's qualifying shares, and except in the case of the Facilities Subsidiary not more than 5% of the outstanding Voting Stock shall, at the time as of which any determination is being made, be owned by the Company either directly or through Wholly-Owned Subsidiaries.

11.	REIT Reorganization

The Company proposes to reorganize its business to be carried on by an entity (the newly formed "Corporation " described in paragraph 11A below) which will elect to be treated as a real estate investment trust for Federal income tax purposes. In connection with that transaction the Company and the Seller agree that the following amendments to, and consents and waivers under and in respect of, this Agreement shall become effective as provided in, and subject to the terms and provisions of, this paragraph 11.

11A.	Conversion Transaction

The Company proposes to convert its outstanding ownership interests into shares of stock of Plum Creek Timber Company, Inc., a Delaware corporation (the "Corporation"), through the merger (the "Merger") of the Company with and into Plum Creek Acquisition Partners, L.P., a Delaware limited partnership (the "Operating Partnership"). Prior to the Merger, Manufacturing will form Plum Creek Manufacturing Holding Company, Inc. ("Holding") and will contribute a nominal amount to Holding in exchange for 96 percent of Holding's outstanding common stock (which will be non-voting stock), and management of the Company will purchase (the "Management Stock Purchase") the remaining 4 percent of such outstanding common stock
(which will be voting stock). Manufacturing and Holding will then form four new Subsidiaries of Holding (the "New Subsidiaries"). Immediately prior to the Merger, Manufacturing will contribute an undivided 75 percent interest in substantially all of its assets (allocated in varying proportions) to the New Subsidiaries in exchange for 75 percent (valued on a fair market value basis at the time of transfer) of the outstanding capital stock of each of the New Subsidiaries (which stock will be non-voting preferred stock) and will contribute an undivided 25 percent interest in substantially all of its assets to Holding.
Immediately thereafter, Holding will contribute such undivided 25 percent interest (allocated in the same proportion as Manufacturing's contribution of its undivided interest) to each of the New Subsidiaries in exchange for 25 percent (valued on a fair market value basis at the time of transfer) of the outstanding capital stock of each of the New Subsidiaries (which stock will be voting common stock). The formation of Holding and the New Subsidiaries and the issuance of the capital stock by such entities as described above is herein referred to as the "Facilities Subsidiary Reorganization." The contribution of assets of Manufacturing to Holding and the New Subsidiaries as described above is herein referred to as the "Manufacturing Asset Transfer". Immediately following the Merger, Marketing will become a subsidiary of Manufacturing, with 75 percent of the outstanding capital stock (which will be non-voting preferred stock) owned by Manufacturing and 25 percent of the outstanding capital stock (which will be voting common stock) owned by Holding (the "Marketing Stock Transfer"). In addition, it is proposed that Marketing will be released as an obligor on the Company's 11 1/8% Senior Notes due June 8, 2007 (the "11 1/8% Senior Notes") and the First Mortgage Notes and Marketing and the New
Subsidiaries will each assume and become obligated in respect of varying percentages of the Debt represented by the 11 1/8% Senior Notes and the First Mortgage Notes (the "Subsidiary Note Assumption"). The foregoing transactions (herein collectively called the "Conversion Transaction") are to be effected (i) as provided in the Agreement and Plan of Conversion (the "Conversion Agreement"), dated as of June 5, 1998, and amended on July 17, 1998, among the Company, the Corporation and Plum
Creek Management Company, L.P. (the sole general partner of the Company), and (ii) as described in the Proxy Statement/Prospectus.
After the effectiveness of the Conversion Transaction, the Corporation will elect to be treated as a real estate investment trust for Federal income tax purposes. The Seller acknowledges and agrees that changes in the Conversion Transaction which are acceptable to and approved by the percentage of the holders of the Other Senior Notes which is necessary to effect amendments to the Other Senior Note Agreements shall also be acceptable to the Seller and any SDW Affiliate which is a holder of Notes without any requirement of any further action on the part of the holders of the Notes hereunder, provided that (i) the Notes are not then pledged to secure any obligation, (ii) as a result of the consummation of the Conversion Transaction the issuer and obligor on the Notes will be the direct owner of substantially all of the timber properties currently directly owned by the Company, (iii) the negative covenants in paragraph 6 shall remain in substance as set forth therein with only such changes as are necessary to accommodate the structure of the Conversion Transaction and (iv) the Notes shall remain pari passu with the Other Senior Notes in right of payment.

11B.	Amendments to Note Agreement

The following amendments to this Agreement shall become effective as provided in paragraph 11D:

(a) Paragraph 5A of this Agreement shall be amended by adding the following paragraph at the end thereof.

In preparing the financial statements, computations and reports provided for herein the Facilities Subsidiary and its Subsidiaries shall be considered as consolidated or combined subsidiary entities of the Company (and not accounted for on the equity method of accounting or as an investment)notwithstanding that the Voting Stock thereof shall not be owned by the Company, either directly or indirectly, and without regard to whether they would be considered as such subsidiary entities under generally accepted accounting principles.

(b) The following definitions set forth in paragraph 10B of this Agreement shall be amended in their entirety to read as follows:

"Company" means Plum Creek Acquisition Partners, L.P., successor to Plum Creek Timber Company, L.P. pursuant to the Merger, and its successors and assigns as permitted by the provisions of paragraph 6B(5).

"Facilities Subsidiary's Facility" shall mean any facility pursuant to which Manufacturing may incur Debt for purposes of making capital improvements, additions to, or expansions of, property, plant and equipment of the Facilities Subsidiary or its Subsidiaries

"Facilities Subsidiary" shall mean, collectively, Manufacturing, Marketing, Holding, and the New Subsidiaries.

"General Partner" shall mean Plum Creek Timber Company I, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware, and its successors and assigns as General Partner of the Company.

"Merger" shall mean the merger of Plum Creek Timber Company, L.P.
("PCTC") with and into Plum Creek Acquisition Partners, L.P. ("PCAP") as provided in the Agreement and Plan of Conversion, dated as of June 5, 1998, and amended on July 17, 1998, among Plum Creek Timber Company, Inc., PCTC and PCAP.

"Mortgage Note Agreements" shall mean the Note Agreements, dated as of May 31, 1989 and amended as of January 1, 1991, April 22, 1993, September 1, 1993, May 20, 1994, June 15, 1995 May 31, 1996 and April
15, 1997, providing for the issuance and sale of $160,000,000 original aggregate principal amount of the 11 1/8% First Mortgage Notes of of the Facilities Subsidiary to the purchasers listed in the schedule of purchasers attached thereto.

"Partnership Agreement" shall mean the Agreement of Limited Partnership of the Company, as in effect at the time of and after giving effect to the Merger, and as the same may, from time to time, be amended, modified or supplemented in accordance with the terms thereof.

"Restricted Payment" shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of or other ownership interests in the Company or any shares of Voting Stock of a Facilities Operating Subsidiary held by a member of the Management Voting Group, now or hereafter outstanding, except a dividend payable solely in shares of stock of or ownership interests in the Company, and
(b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of stock of or other ownership interests in the Company or any shares of Voting Stock of a Facilities Operating Subsidiary held by a member of the Management Voting Group, now or hereafter outstanding, or of any warrants, rights or options to acquire any such shares or interests, except to the extent that the consideration therefor consists of shares of stock of or other ownership interests in the Company.

"Wholly-Owned Subsidiary" shall mean any Subsidiary organized under the laws of any state of the United States of America which conducts the major portion of its business in the United States of America and (i) in the case of any Subsidiary other than the Facilities Subsidiary all the stock and other ownership interests of which are owned by the Company either directly or indirectly through Wholly-Owned Subsidiaries (other than the Facilities Subsidiary or one or any of its Subsidiaries) and
(ii) at such time as the Mortgage Notes shall have been paid in full and retired, (x) Manufacturing provided that all the stock and other ownership interests thereof are owned by the Company either directly or indirectly through Wholly-Owned Subsidiaries (other than a Facilities Operating Subsidiary or one of its Subsidiaries), (y) Holding provided that all the outstanding stock and ownership interests thereof (other than Voting Stock) are owned by the Company either directly or indirectly through Wholly-Owned Subsidiaries (other than Marketing, any New Subsidiary or one of their respective Subsidiaries) and the Voting Stock of which (to the extent it is not so owned) is owned by the Management Voting Group (the Voting Stock so owned by the Management Voting Group (either directly or indirectly) to account for no more than 4% of the equity ownership of Holding (or, through such ownership, more than 1% of the indirect equity ownership of Marketing or any New Subsidiary) and no more than 20% of such Voting Stock to be owned by any one individual), and (z) Marketing and the New Subsidiaries provided that all the outstanding stock and ownership interests thereof (other than Voting Stock) are owned by the Company either directly or indirectly through Holding or Wholly-Owned Subsidiaries and the Voting Stock of which (to the extent it is not so owned) is owned by Holding.

(c)  The following new defined terms shall be added to paragraph
10B of this Agreement in proper alphabetical order:

"Facilities Operating Subsidiaries" shall mean Marketing, Holding and the New Subsidiaries and "Facilities Operating Subsidiary" shall mean one of them.

"Holding" shall mean Plum Creek Manufacturing Holding Company, Inc.

"Management Voting Group" shall mean, at any time, a group consisting of five or more individuals who are current officers of the Company who legally and beneficially own in the aggregate not less than 51% of the outstanding Voting Stock of Holding.

"New Subsidiaries" shall mean Plum Creek Northwest Lumber Company, Inc., Plum Creek Northwest Plywood Company, Inc., Plum Creek MDF Company, Inc., and Plum Creek Southeast Lumber Company, Inc., and "New
Subsidiary" shall mean one of them.

11C.	Consent and Waiver

The Seller (on behalf of itself and each other holder from time to time of the Notes) hereby consents to the consummation of the Manufacturing Asset Transfer, the Management Stock Purchase, the Marketing Stock Transfer, the Facilities Subsidiary Reorganization and the Subsidiary Note Assumption (provided the same is effected in the manner specified in paragraph 11D hereof) and the formation of Holding and the New Subsidiaries and hereby waives compliance by the Company with the provisions of paragraphs 6B(3) (Loans, Advances, Investments and Contingent Liabilities), 6B(4) (Sale of Stock and Debt of Subsidiaries), 6B(9) (Transactions with Affiliates), and 6D (Issuance of Stock by Subsidiaries) of this Agreement solely for purposes of effectuating (and only to the extent necessary to effectuate) such transactions in the context of consummating the entire Conversion Transaction as described in and as contemplated by the Conversion Agreement and the Proxy Statement/Prospectus. The effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any of the holders of the Notes under this Agreement, nor constitute a waiver of any other provision of this Agreement.

11D.	Conditions to Effectiveness.

The amendments, consents and waivers set forth in paragraphs 11B and 11C hereof shall become effective at the "Effective Time" (as defined in the Conversion Agreement), subject to the fulfillment to the satisfaction of (or waiver by) the Required Holders (as defined in the Other Senior Note Agreements) of the Other Senior Notes (as hereinafter defined) of the following conditions:

A.	Other Senior Notes.  The Note Agreements (the "Other Senior
Note Agreements") relating to the Other Senior Notes shall have been amended by amendment agreements (the "Senior Note Amendments") executed by the holders of such Notes (the "Other Senior Noteholders") having the same substantive effect (as to such Other Senior Note Agreements) and all amendments, waivers and consents provided for in such amendment agreements shall have become effective. The Noteholders shall have received true and correct copies of the Senior Note Amendments.

B.	Opinion of Company's Counsel.  The holders of the Notes (the
"Noteholders") shall have received favorable opinions from counsel to the Company and the Corporation, substantially in the respective forms attached to, or otherwise provided for in, the Senior Note Amendments (or such other forms of opinions as may be actually delivered to the Other Senior Noteholders on the date of the Effective Time), addressed to the Noteholders, dated the date of the Effective Time and otherwise satisfactory in substance and form to the Required Holders (as defined in the Other Senior Note Agreements) of the Other Senior Notes.

C.	Opinion of Noteholders' Counsel.  The Noteholders shall have received a favorable opinion from Willkie Farr & Gallagher, special counsel for the Other Senior Noteholders, substantially in the form attached to, or otherwise provided for in, the Senior Note Amendments (or such other form of opinion as may be actually delivered to the Other Senior Noteholders on the date of the Effective Time), addressed to the Noteholders, dated the date of the Effective Time and otherwise satisfactory in substance and form to the Required Holders (as defined in the Other Senior Note Agreements) of the Other Senior Notes.

D.	Merger.

The Merger shall have become effective in the manner provided for in the Conversion Agreement and the Operating Partnership shall have executed and delivered an Assumption Agreement as approved by the Required Holders (as defined in the Other Senior Note Agreements) of the Other Senior Notes in conformity with the provisions of clause (iv) of paragraph 6B(5) of this Agreement (together with an Officers' Certificate specifying compliance with the matters referred to in said clause (iv)). No provision of the Conversion Agreement shall have been amended, nor compliance with any provision thereof, or satisfaction of any condition to the Conversion Transaction set forth therein, shall have been waived, without the consent of the Required Holders (as defined in the Other Senior Note Agreements) of the Other Senior Notes

E.	Assumption of Certain Notes.  Manufacturing, Marketing and
each New Subsidiary shall have executed and delivered a Subsidiary Assumption Agreement (a "Subsidiary Assumption Agreement") substantially in the form attached to or otherwise provided for in, the Senior Note Amendments thereby becoming an obligor in respect of a portion of the First Mortgage Notes (in the case of the Facilities Operating Subsidiaries) and the 11 1/8% Senior Notes.

F.	First Mortgage Notes.  The Mortgage Note Agreements shall
have been amended by an amendment agreement in substantially the form of agreement delivered to the Other Senior Noteholders in connection with the execution and delivery of the Senior Note Amendments (a copy of which shall have been delivered to the Noteholders) by the Company and all amendments, waivers and consents provided for therein shall have become effective.

G.	Rating of Notes.  The Notes shall have received an
investment grade rating from one of the four Nationally Recognized Statistical Rating Organizations and the Noteholders shall have received evidence that such rating remains in effect at the Effective Time.

H.	Representations and Warranties; No Default.  The
representations and warranties contained in paragraph 11E hereof shall be true in all material respects on and as of the date of the Effective Time; there shall exist on the date of closing no Event of Default or Default; and the Company shall have delivered to you an Officers' Certificate, dated the date of the Effective Time, to both such effects.

I.	Proceedings.  All proceedings taken or to be taken in
connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to the Required Holders (as defined in the Other Senior Note Agreements) of the Other Senior Notes, and the Noteholders shall have received all such counterpart originals or certified or other copies of such documents as the Required Holders (as defined in the Other Senior Note Agreements) of the Other Senior Notes may reasonably request.

11E.	Representations and Warranties.

The Company (the term "Company" as used herein including both Plum Creek Timber Company, L.P. and the Operating Partnership as its successor in the Merger)represents and warrants as follows:

A.	Organization.  The Company is a limited partnership duly
organized, validly existing and in good standing under the Delaware Revised Uniform Limited Partnership Act and has all requisite partnership power and authority to own and operate its properties, to conduct its business as now conducted and as proposed to be conducted and to enter into and perform its obligations under this Agreement and (after giving effect to the Merger) the Assumption Agreement, the this Agreement, the Notes and the Subsidiary Assumption Agreement to which it is a party. As of the Effective Time the Facilities Operating Subsidiaries will each be a duly organized and validly existing corporation and in good standing under its jurisdiction of incorporation with all requisite corporate power and authority to own and operate its properties, to conduct its business as proposed to be conducted and to enter into and perform its obligations under the Subsidiary Assumption Agreement to which it is a party.

B.	Qualification.  Each of the Company and its Subsidiaries is
duly qualified or registered for transaction of business and in good standing as a foreign limited partnership or corporation in each jurisdiction in which the failure so to qualify or be registered would have a material adverse effect on the business, property or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole, or on the ability of the Company to perform its obligations under this Agreement, or (after giving effect to the Merger) the Assumption Agreement, the this Agreement or the Notes, or in the ability of the parties to the Subsidiary Assumption Agreements to perform their obligations thereunder.

C.	Financial Statements.  The Company has delivered to the
Seller a complete and correct copy of the Proxy Statement/Prospectus (which for the purposes of this paragraph 11E shall include only those documents incorporated by reference as of the date hereof). The unaudited pro forma condensed consolidated financial statements of the Corporation contained in the Proxy Statement/Prospectus (the "Pro Forma Statements") comply as to form in all material respects with the applicable accounting requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the published rules and regulations thereunder and the assumptions on which the pro forma adjustments reflected in the Pro Forma Statements are based provide a reasonable basis for presenting the significant effects of the transactions contemplated by the Pro Forma Statements and such pro forma adjustments give appropriate effect to such assumptions and are properly applied in the Pro Forma Statements. Inasmuch as the Corporation at the Effective Time will be entirely a holding company owning the Operating Partnership, with no substantial assets or liabilities apart from the Operating Partnership, the Pro Forma Statements substantially reflect the pro forma position of the Operating Partnership and its Subsidiaries after giving effct to the Merger.

D.	Subsidiaries.  As of the Effective Time the Company will
own, directly or indirectly, all of the issued and outstanding equity interests of all of its Subsidiaries except, in the case of Holding, the Voting Stock owned by the Management Voting Group, which interests will have been duly authorized and validly issued, fully paid and non-assessable and be owned free and clear of any Liens (except for Liens on the shares of Voting Stock owned by the Management Voting Group in favor of the Company or Holding as security for the unpaid subscription price for such shares of Voting Stock). As of the Effective Time there will be outstanding no warrants or options to acquire, or instruments convertible into or exchangeable for, any equity interest in any such Subsidiary.

E.	Changes, etc. Since the date of the Proxy
Statement/Prospectus (a) the Company and its Subsidiaries have not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business except for those transactions described in the Proxy Statement/Prospectus as constituting a part of the Conversion Transaction, and (b) there has not been (i) any material adverse change in the business, property or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole, or (ii) any Restricted Payment of any kind declared, paid or made by the Company.

F.	Actions Pending.  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Susidiary, or any properties or rights of the Company or any Subsidiary, by or before any court, arbitrator or administrative or governmental body which questions the validity of this Agreement, the Assumption Agreement or the Subsidiary Assumption Agreements or any action taken or to be taken pursuant to any thereof, which would be reasonably likely to result in any material adverse change in the business, properties or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole, or in the ability of the Company to perform its obligations under this Agreement or (after giving effect to the Merger) the Assumption Agreement, the this Agreement or the Notes, or in the ability of the parties to the Subsidiary Assumption Agreements to perform their obligations thereunder.

G.	Compliance with other Instruments, etc.  Neither the Company nor any Subsidiary of the Company is in violation of any provision of the Partnership Agreement or of any term of any agreement or instrument to which it is a party or by which it or its properties is bound or any term of any applicable law, ordinance, rule or regulation of any governmental authority or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority, the consequences of which violation would be reasonably likely to have a material adverse effect on its business, properties or assets, condition( financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole or on the ability of the Company to perform its obligations under this Agreement, or (after giving effect to the Merger) the Assumption Agreement, this Agreement or the Notes, or on the ability of the parties to the Subsidiary Assumption Agreements to perform their obligations thereunder. The execution, delivery and performance by the Company of this Agreement and (after giving effect to the Merger) the Assumption Agreement, this Agreement and the Notes, and the execution of the Subsidiary Assumption Agreements by the parties thereto, will not in any case result in any violation of or be in conflict with or constitute a default under any such term or result in the creation of (or impose any obligation on the Company or any such party to create) any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, pursuant to any such term.

H.	Governmental Consent.  No consent, approval or authorization of, or declaration or filing with, any governmental authority is required for the valid execution, delivery and performance by the Company of this Agreement, or,after giving effect to the Merger, the Assumption Agreement, this Agreement or the Notes, or by any party thereto of the Subsidiary Assumption Agreements.

I.	Franchises, Licenses, Agreements, etc.  At the Effective
Time the Company and its Subsidiaries will each be in possession of and operating in substantial compliance with all franchises, grants, authorizations, approvals, licenses, permits, easements, consents, certificates and orders required to own or lease its respective properties and to permit the conduct of its business, except for those franchises, grants, authorizations, approvals, licenses, permits, easements, consents, certificates and orders (collectively, "Permitted Exceptions") (i) which are routine in nature and are expected to be obtained or given in the ordinary course of business after the date of closing, (ii) which are administrative in nature and which are expected to be obtained or given in the ordinary course of business after the date of closing, or (iii) the failure of which to be obtained or given would not individually or in the aggregate materially and adversely affect the business, property or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole, or impair the ability of the Partnership to perform its obligations under this Agreement, the Assumption Agreement or the Notes, or in the ablity of the parties to the Subsidiary Assumption Agreements to perform their respective obligations thereunder.

J.	Title to Properties.  At the Effective Time the Company and
its Subsidiaries will have good title to their real properties (other than properties which are leased) and good title to all of their other properties and assets, subject to no Lien of any kind except Liens permitted by paragraph 6B(1) of this Agreement. All leases necessary in any material respect for the conduct of the businesses of the Company and its Subsidiaries, are valid and subsisting and are in full force and effect

K.	Environmental Matters.

(a) Other than as disclosed in Exhibit 8Q hereto, at the Effective Time the Company and its Subsidiaries will have all environmental permits or licenses necessary for the conduct of its business as to be conducted as of the Effective Time and, as to any such permit or license that has expired or is about to expire, or is needed for the proposed conduct of its business, the Company has or will have timely and properly applied for renewal or receipt of the same. The Company and its Subsidiaries are currently operating in material compliance with the limits set forth in such environmental permits or licenses and any noncompliance with such permits or licenses will not result in any material liability or penalty to the Company or any of its Subsidiaries and the Company has no any knowledge of any threatened or pending proceeding for the revocation, loss or termination of any such environmental permits or licenses.

(b) All facilities located on the real property owned by the Company and its Subsidiaries at the Effective Time after giving effect to the Conversion Transaction which are subject to regulation by the Federal Resource Conservation and Recovery Act, as in effect on the date hereof, are and have been operated by the Company and its Subsidiaries in material compliance with such Act and to the knowledge of the Company neither the Company nor any of its Subsidiaries, has received or, to the knowledge of the Company, been threatened with, a notice of violation regarding such facilities which reasonably can be expected to have a material adverse effect on the business, properties or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole.

(c) With respect to the real property to be owned by the Company and its Subsidiaries as of the Effective Time, there has not occurred to the best knowledge of the the Company (i) any Release of any Hazardous Substance in a Reportable Quantity, (ii) any discharge of any substance into ground, surface, or navigable waters for which a notice of violation has been received or threatened under any federal, state or local laws, rules or regulations concerning water pollution, or (iii) any assertion of any Lien pursuant to federal, state or local environmental law resulting from any use, spill, discharge or clean-up of any hazardous or toxic substance or waste, which occurrence can reasonably be expected to have a material adverse effect on the business, properties or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole. As used in this paragraph, the terms "Release", "Hazardous Substance", and "Reportable Quantity" shall have the meanings assigned such terms under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA).

L.	Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Transportation Acts or the Federal Power Act, in each case as amended.

M.	Year 2000.

With respect to the Company and its Subsidiaries (after giving effect to the Conversion Transaction), (a) a review and assessment has been initiated of all areas within the Company's and its Subsidiaries' business and operaions (including those affected by suppliers, vendors and customers) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Company or any of its Subsidiaries (or suppliers, vendors and customers) may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31, 1999),
(b) a plan and timetable has been developed for addressing the Year 2000 Problem on a timely basis, and (c) to date, that plan has been implemented in accordance with that timetable. Any reprogramming required to avoid a Year 2000 Problem will be completed by June 30, 1999, except where failure to do so, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the business, properties or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole. The cost to the Company and its Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of the Year 2000 Problem to the Company and its Subsidiaries (including reprogramming errors and the failure of others' systems or equipment) will not result in a Default or a material adverse effect on the business, properties or assets, condition (financial or other), operations or prospects of the Company and its Subsidiaries taken as a whole. Except for such reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Company and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue through the final maturity date of the Notes to be sufficient to permit the Company and its Subsidiaries to conduct their respective businesses without a reasonable likelihood of resulting in a material adverse effect on the business, property or assets, condition (financial or other) or results of operations or prospects of the Company and its Subsidiaries taken as a whole.

N.	Disclosure.

The Proxy Statement/Prospectus fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries after giving effect to the Conversion Transaction. Neither this Agreement, nor any other document, certificate or statement furnished to you by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company which materially adversely affects or in the future may (so far as the Company can now reasonably foresee) materially adversely affect the businesses, property or assets, condition (financial or other) or results of operations or prospects of the Company and its Subsidiaries and which has not been set forth in this Agreement, or in the Proxy Statement/Prospectus.

12.	Miscellaneous

12A.	Note Payments

The Company agrees that, so long as the Seller shall hold any Note, it will make payments of principal thereof and premium, if any, and interest thereon, which comply with the terms of this Agreement, by wire or electronic funds transfer of immediately available funds for credit to the Seller's account or accounts as specified in the Schedule I attached hereto, or such other account or accounts in the United States as the Seller may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. The Seller agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 12A to any Transferee which shall have made the same agreement as the Seller has made in this paragraph 12A.

12B.	Expenses

The Company will pay all costs and expenses incurred by the Seller in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes requested by the Company (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The obligations of the Company under this paragraph 12B shall survive the transfer of any Note or portion thereof or interest therein by a holder of Notes or any Transferee and the payment of any Note.

12C.	Consent to Amendments

This Agreement (including, without limitation, paragraph 5, paragraph 6 and clauses (iii) through (xvii) of paragraph 7A) may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent (the "Required Consent") to such amendment, action or omission to act, of the Required Holder(s); provided that so long as the Notes are held by the Seller (or an SDW Affiliate), and are not then pledged to secure any obligation (i) such consent may not be unreasonably withheld, and (ii) if consent to such amendment, action or omission to act has been requested by the Company from the holders of the Other Senior Notes in respect of the analogous provisions of the Other Senior Note Agreements and if the consent of the requisite percentage of the holders of the Other Senior Notes necessary to make such consent effective under the Other Senior Note Agreements shall have been received by the Company, then in any such case the Required Consent shall have been deemed to have been given hereunder in respect of such amendment, action or omission to act, as the case may be (provided that the Company shall be in compliance with the provisions of paragraph
12Q). Notwithstanding the foregoing, without the written consent of the holder or holders of all Notes at the time outstanding (including, without limitation, the Seller or an SDW Affiliate), no amendment to this Agreement shall change the maturity of any Note, or change the principal of, or the rate or time of payment of any scheduled payment of principal pursuant to paragraph 4B or payment of interest or any premium payable with respect to, any Note, or alter or amend the right of any Significant Holder to declare all of the Notes held by such Significant Holder to be due and payable in accordance with the provisions of paragraph 7A, or change the proportion of the principal amount of the Notes required with respect to any consent. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 12C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

12D.	Solicitation of Holders of Notes

The Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of any Note shall concurrently be informed thereof in writing by the Company and shall be afforded the opportunity to consider the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of paragraph 12C shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes. In the event that the holder of a Note is a nominee for another Person, any request for such amendment, waiver or consent shall be delivered to both the nominee and such other Person, and, if acceptable to such other Person, such amendment, waiver or consent shall be executed by such other Person. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of any Note as consideration for or as an inducement to the entering into by any such holder of any Note of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently paid, on the same terms, ratably to each holder of the then outstanding Notes.

12E.	Form, Registration, Transfer and Exchange of 	Notes; Lost
Notes

The Notes are issuable as registered notes without coupons in minimum denominations equal to the lesser of (a) $1,000,000 and (b) the aggregate principal amount of Notes purchased by each Purchaser hereunder (the "Minimum Note Amount"). The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. In the event that the holder is a nominee for another Person (and such fact is known to the Company), the name and address of such other Person shall also be noted on the register. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like series and tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees, provided that no transfer shall be made to any Transferee engaged in a Permitted Business (other than to an SDW Affliate) or to a Transferee which does not acquire Notes in a principal amount equal to not less than the lesser of the Minimum Note Amount or the entire principal amount of the Notes owned by the transferor thereof, and no holder shall transfer any Notes if thereafter such holder retains ownership of Notes and the aggregate principal amount retained is less than the Minimum Note Amount. At the option of the holder of any Note, such Note may be exchanged for other Notes of like series and tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like series and tenor, in lieu of the lost, stolen, destroyed or mutilated Note. Notwithstanding any provision to the contrary contained in this Agreement, (x) the Notes may not be pledged to or for the benefit of any Person engaged in a Permitted Business, and (y) in the event that the Notes are pledged to a Person not engaged in a Permitted Business, all rights of the holders of the Notes under this Agreement arising out of or related to consents, waivers, amendments, and the exercise of remedies (including, without limitation, acceleration) shall be delegated to the Required Holders. Any pledge or encumbrance in violation of the preceding sentence shall be void.

12F.	Persons Deemed Owners; Participations

Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. The Seller may without the consent of the Company sell participations in principal amounts of not less than the Minimum Note Amount or, in the case of any sale by a holder holding Notes in an aggregate principal amount less than the Minimum Note Amount, such aggregate principal amount of Notes so held, to one or more Persons who agree to be bound by the provisions of paragraph 12J in all or a portion of its rights in the Note or Notes held by it.

12G.	Non-Recourse Nature of Liability

Notwithstanding anything to the contrary contained in this Agreement, the Seller hereby acknowledges and agrees that neither the General Partner nor any general partner or limited partner, stockholder, officer, employee, servant, controlling Person, executive, director or agent, as such, of the General Partner, nor any past, present or future general partner or limited partner, as such, of the General Partner, shall have any liability to the Seller or any Transferee (such liability, including such as may arise by operation of law, being hereby expressly waived) for the payment of any sums now or hereafter owing by the Company under this Agreement or under the Notes or for the performance of any of the obligations of the Company contained herein.

12H.	Survival of Representations and Warranties; Entire
	Agreement

All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by the Seller of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of the Seller or any Transferee. All representations, warranties and covenants contained herein made by the Seller or any holder shall survive the execution and delivery of this Agreement and the Notes, and may be relied upon by the Company and its successors and assigns. No holder of any Notes (including the Seller) shall be responsible for the truth, correctness or performance of the representations or warranties of any other holder (including any Transferee). Subject to the preceding sentences, this Agreement and the Notes embody the entire agreement and understanding between the Seller and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

12I.	Successors and Assigns

All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto
(including, without limitation, any Transferee) whether so expressed or not.

12J.	Disclosure to Other Persons

The Seller agrees to use its best efforts to keep any information (other than information which has become public information) delivered or made available by the Company or the General Partner to the Seller (including any information obtained pursuant to paragraph 5A or 5B) in connection with or pursuant to this Agreement which is proprietary in nature and clearly indicated to be confidential information, confidential from any one other than Persons employed or retained by the Seller who are or are expected to become engaged in evaluating, approving, structuring or administering the Notes; provided that nothing herein shall prevent any holder of any Notes from disclosing such information to (i) such holder's trustees, directors, officers, employees, agents and professional consultants, (ii) any other holder of any Notes, (iii) any Person to whom such holder offers to sell such Note or any part thereof which has agreed in writing to be bound by the provisions of this paragraph 12J, (iv) any Person to whom such holder sells or offers to sell a participation in all or any part of such Notes who has agreed in writing to be bound by the provisions of this paragraph 12J, (v) any federal or state regulatory authority having jurisdiction over such holder, (vi) the National Association of Insurance Commissioners or any similar organization or (vii) any other Person to whom such delivery or disclosure may be necessary or appropriate (a) in compliance with any law, rule, regulation or order applicable to such holder, (b) in response to any subpoena or other legal process, (c) In connection with any litigation to which such holder is a party or (d) in order to protect such holder's investment in such Note to the extent reasonably required in connection with the exercise of any remedy hereunder.

12K.	Notices

All written communications provided for hereunder shall be sent by first class mail, if promptly confirmed by facsimile transmission (to the extent the recipient has provided a facsimile telephone number) and by telephone, or nationwide overnight delivery service (with charges prepaid) and (i) if to the Seller, addressed to the address specified for such communications in Schedule I attached hereto, or at such other address as the Seller shall have specified to the Company in writing,
(ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to the Company, and (iii) if to the Company, addressed to it at 999 Third Avenue, Suite 2300, Seattle, Washington 98104, or at such other address as the Company shall have specified to the holder of each Note in writing; provided, however, that any such communication to the Company may also, at the option of the holder of any Note, be delivered by any other means either to the Company at its address specified above or to any officer of the Company.

12L.	Descriptive Headings

The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

12M.	Satisfaction Requirement

If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Seller or to the Required Holder(s), the determination of such satisfaction shall be made by the Seller or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

12N.	Governing Law

This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the law of the State of New York.

12O.	Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

12P.	Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

12Q.	Actions in Respect of Other Senior Notes

So long as the Seller or an SDW Affiliate is the holder of the Notes (and the Notes are not then pledged to secure any obligation), the Company will not amend, or seek consents under, the Other Senior Note Agreements, or agree to extend any financial accommodations to the holders of the Other Senior Notes in connection with any such amendment or consent or in connection with any "Event of Default" or rescission or acceleration under any of the Other Senior Note Agreements (by payment of any fees, accelerated amortization or increased interest rates or otherwise) unless the Company shall offer to amend the provisions of this Agreement in the same manner, shall seek the same consents and extend the same financial accommodations to the Seller (or any such SDW Affiliate) as holder of Notes hereunder. Notwithstanding any provisions of this Agreement to the contrary, the holders of the Notes shall not be entitled to any financial accommodations related to consents, waivers or amendments arising out of or related to the REIT reorganization described in paragraph 11, unless there are material modifications to the structure of the REIT reorganization from the stucture described in paragraph 11 after the date of any pledge of the Notes that is not prohibited by paragraph 12E.

The execution hereof by the Seller shall constitute a contract among the Company and the Seller for the uses and purposes herein above set forth.

Very truly yours,

PLUM CREEK TIMBER COMPANY, L.P.
By:	Plum Creek Management Company,L.P.,
 its General Partner
By: ____________________________
 Name:
 Title:


The foregoing Agreement is
 accepted as of the date first
 above written

SDW TIMBER I, L.L.C.

By:   S.D. Warren Company,
its sole member

By:______________________
        Name:
        Title:



SCHEDULE I


INFORMATION RELATING TO SELLER

Name and Address of Seller
SDW Timber I, L.L.C.
c/o S.D. Warren Company
225 Franklin Street
Boston, MA 02110

(1)	All payments on the Notes shall be made by wire transfer of
immediately available funds to:

[Name of Bank]
ABA #
for credit to A/C #
Reference:

with sufficient information to identify the source and application of such funds.

(2)	All notices of payments and written confirmations of such wire transfers shall be sent to the above address, Attention:

(3)	All other communications shall be sent to the above address,
Attention::

(4)	Taxpayer ID No.:


Exhibit A


Plum Creek Timber Company, L.P.
__ __% Senior Note, Series __, due February 12, ____
No. R-______

$_________________	November ___, 1998


For Value Received, the undersigned, Plum Creek Timber Company, L.P. (the "Company"), a limited partnership duly organized under the Delaware Revised Uniform Limited Partnership Act, hereby promises to pay to_____________________________, or registered assigns, the principal sum of _______________________ Dollars on February 12, __1__, with interest (computed on the basis of a 360-day year consisting of twelve 30-day months) (a) on the unpaid balance thereof at the rate of __1__ % per annum from the date hereof, payable quarterly on the 12th day of February, May, August and November in each year, commencing with the February 12, May 12 , August 12 or November 12 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of premium and, to the extent permitted by applicable law, any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of
(i) __ __ % or (ii) the rate of interest publicly announced by Morgan Guaranty Trust Company of New York from time to time in New York City as its Prime Rate plus 2.0%.

Payments of principal, premium, if any, and interest are to be made at the main office of Morgan Guaranty Trust Company of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America. This Note is one of the Company's __1__ % Senior Notes, Series ____, due February 12, ____ (the "Notes") issued pursuant to that certain Senior Note Agreement, dated as of November 12, 1998 (the "Agreement"), between the Company and the original holder of the Notes named therein and is entitled to the benefits thereof. As provided in the Agreement, this
Note is subject to prepayment, in whole or from time to time in part, with such premium as is specified in the Agreement, and this Note is not otherwise subject to prepayment.


This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.

Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.
In case an Event of Default, as defined in the Agreement, shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.
This Note is intended to be performed in the State of New York, and this Note and the Agreement shall be construed and enforced in accordance with the law of the State of New York.

PLUM CREEK TIMBER COMPANY, L.P.
By:  Plum Creek Management Company, L.P.,
 its General Partner
By:
Title:


Exhibit B






November 12, 1998

SDW Timber I, L.L.C.
c/o S.D. Warren Company
225 Franklin Street
Boston, MA 02110

Re:	$171,375,000 Senior Notes, Series E, F and G of
Plum Creek Timber Company, L.P.

Dear Seller:

I am the Vice President, General Counsel and Secretary of Plum Creek Management Company, L.P. (the "General Partner"), which serves as the general partner of Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Company"). In such capacity I have acted as counsel to the Company and as such I am familiar with the transactions contemplated by the Senior Note Agreement, dated as of November 12, 1998 (the "Note Agreement"), between the Company and you (the "Seller"). Capitalized terms used in this opinion without definition have the respective meanings specified in the Note Agreement.

In so acting, I have examined the following documents:

(a)	the Notes, and
(b)	the Note Agreement.

The Notes and the Note Agreement are sometimes herein collectively referred to as the "Loan Documents." This opinion is being delivered to you pursuant to paragraph 3B of the Note Agreement.

For purposes of this opinion, I have (a) investigated such questions of law, (b) examined such certificates of public officials and of officers of the Company and other documents, as in my judgment are necessary or appropriate to enable me to render the opinions expressed below, and (c) relied upon the representations and warranties as to factual matters contained in or made pursuant to the Loan Documents. In addition, I have, with your approval, assumed (i) the genuineness of the signatures of Persons signing all Loan Documents in connection with which this opinion is rendered on behalf of parties thereto (other than Persons signing on behalf of the Company or the General Partner), (ii) the authority of all Persons signing all documents on behalf of the parties thereto (other than Persons signing on behalf of the Company or the General Partner), (iii) the authenticity of all documents submitted to me as originals, (iv) the conformity to authentic original documents of all documents submitted to me as certified, conformed or photostatic copies, (v) that the Seller has all requisite power and authority to execute, deliver and perform the Loan Documents and (vi) the due authorization, execution and delivery of the Loan Documents by the Seller.


Based upon the foregoing, and subject to the further assumptions and qualifications hereinafter set forth, I am of the opinion that:

1.	The Company is a limited partnership duly organized, validly existing and in good standing under the Delaware Revised Uniform Limited Partnership Act and has all requisite partnership power and authority to own and operate its properties, to conduct its business as currently conducted, to execute and deliver the Loan Documents, to issue and sell the Notes and to carry out the terms of the Note Agreement and the Notes. The Company has been qualified or registered and is in good standing as a foreign limited partnership for the transaction of business under the laws of the States of Arkansas, Idaho, Louisiana, Montana, Texas, Maine and Washington, which are the only jurisdictions in which the failure so to qualify or register would be likely, in my reasonable judgment, to subject the Company to any liability or disability which would be material to the financial condition or operations of the Company or to have a material adverse effect upon the ability of the Company to perform its obligations under the Loan Documents.

2.	The Note Agreement and the Notes have been duly authorized by all necessary partnership action on the part of the Company. The Note Agreement and the Notes have been duly executed and delivered on behalf of the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the qualifications that (a) such enforceability may be limited by bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors' rights generally, (b) such enforceability may be limited by public policy, and (c) the enforceability of equitable rights and remedies is subject to equitable defenses and judicial discretion and such enforceability may be limited by general equitable principles.


3.	The Company is not in violation of any term of the Partnership
Agreement or, to my knowledge, of any term of any other agreement or instrument to which it is a party or by which it or any of its properties is bound or, to my knowledge, of any term of any applicable law, ordinance, rule or regulation of any governmental authority or, to my knowledge, of any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority, the consequences of which violations, individually or in the aggregate, would be reasonably likely to have a material adverse effect on its business, property or assets, condition or operations or on the ability of the Company to perform its obligations under the Loan Documents. The execution, delivery and performance by the Company of the Loan Documents will not result in any violation of or be in conflict with or constitute a default under or result in the creation of (or impose any obligation on the Company to create) any Lien (other than the Liens required by paragraph 5C of the Note Agreement) upon any of the properties of the Company pursuant to the provisions of the Company's Partnership Agreement or (i) any other agreement or instrument known to me (it being understood that all agreements and instruments filed by the Company with the Securities and Exchange Commission are known to me), to which the Company is a party or by which the Company or any of its properties is bound, (ii) any term of any applicable law, ordinance, rule or regulation of any governmental authority, or (iii) to my knowledge, any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority.

4.	No consent, approval or authorization of, or declaration or filing with, or the taking of any other action in respect of, any commission, authority, governmental agency or body of the United States of America or the States of Arkansas, Delaware, Idaho, Louisiana, Montana, Texas, Maine or Washington is required for the valid execution, delivery and performance by the Company of the Loan Documents or the valid offer, issue and delivery of the Notes pursuant to the Note Agreement except such consents, approvals or authorizations as have been obtained and such filings as may be required under state securities laws or Blue Sky Laws in connection with the offer, issue and delivery of the Notes.


5.	There are no legal or governmental proceedings to which the
Company is a party or to which any property or assets of the Company is subject or which is pending or, to my knowledge, threatened against the Company which questions the validity of the Loan Documents or any actions pursuant thereto or which would be reasonably likely to result in any material adverse change in the business, property or assets, condition or operations of the Company.

6.	The Company is not an "investment company" as defined under the
Investment Company Act of 1940, as amended, nor is the Company or the offer, issue and delivery of the Notes by the Company subject to regulation thereunder.

7.	Based upon the representations of the Seller contained in the Note
Agreement the offer, issue and delivery of the Notes under the circumstances contemplated by the Note Agreement constitute exempt transactions under the registration provisions of the Securities Act of 1933, as amended, and neither the registration of the Notes thereunder nor the qualification of an indenture in respect of the Notes under the Trust Indenture Act of 1939, as amended, is required in connection with such offer, issue and delivery.

The opinions expressed herein are based upon and limited exclusively to the laws of the State of Washington, the Delaware Revised Uniform Limited Partnership Act, and federal laws of the United States of America insofar as any of such laws are applicable, and I render no opinion with respect to any other laws, except that the opinions expressed in paragraphs 1, 2, 3 and 4 cover the laws of the State of Delaware, New York, Arkansas, Idaho, Louisiana, Montana, Maine or Texas, in each case, insofar as any such laws are applicable; provided that, with respect to my opinions relating to the laws of Arkansas, Idaho, Louisiana, Montana, Maine and Texas, please note that I am not licensed to practice law in those states and such opinions are based solely upon a general review of the partnership law and commercial law of those states and discussions with local counsel in such states.


This opinion is solely for your benefit in connection with the transactions contemplated by the Note Agreement and may not be relied upon by any Person other than you or any transferee of any Note. This opinion is not to be quoted in whole or in part or otherwise referred to (except in a list of closing documents in connection with the transactions described herein), nor shall it be filed with any governmental agency or other Person without my prior written consent. I express no opinion with respect to any matter not expressly set forth in this opinion.

Very truly yours,



James A. Kraft
Vice President, General Counsel and Secretary




EXHIBIT D

    	  Liens




Mortgage, Security Agreement and Fixture Filings dated June 8, 1989 recorded in Flathead, Lake and Lincoln Counties, Montana as supplemented and amended by Mortgage Recording Supplements and Security Agreement and Fixture Filings dated January 1, 1991; and Deed of Trust, Security Agreement and Fixture Filing dated June 8, 1989 recorded in Kittitas County, Washington; all of which were executed by Plum Creek Manufacturing, Inc. in favor of First Interstate Bank of Washington, N.A., as Trustee; and Mortgage, Security Agreement and Fixture Filing dated June 17, 1997, recorded in Union County, Arkansas, in favor of Wells Fargo Bank, National Association, successor by merger to First Interstate Bank of Washington, N.A., as Trustee; to secure the indebtedness evidenced by the Mortgage Note Agreement dated May 31, 1989 among Plum Creek Manufacturing, Inc., Plum Creek Timber Company, L.P. as guarantor, and each of the purchasers of the Mortgage Notes, as amended by (a) the Mortgage Note Agreement Amendment, Consent and Waiver dated as of January 1, 1991 among Plum Creek Manufacturing, Inc., Plum Creek Timber Company, L.P., Plum Creek Merger Company, Inc., Plum Creek Manufacturing, L.P., and the several holders of the 11-1/8% First Mortgage Notes.; (b) the letter agreement dated April 22, 1993, (c) the Mortgage Note Agreement Amendment dated as of September 1, 1993, (d) the Mortgage Note Agreement Amendment dated as of May 20, 1994, (e) the Amendment to Mortgage Note Agreement dated as of June 15, 1995, (f) the Mortgage Note Agreement Amendment dated as of May 31, 1996, (g) Mortgage Note Agreement, Consent and Waiver dated as of September 10, 1996, and
(h) Mortgage Note Agreement Amendment dated as of April 15, 1997 (as amended, the "Mortgage Note Agreement").

EXHIBIT E

 Plum Creek Timber Company, L.P. Permitted Investments

1	Plum Creek Manufacturing, L.P. (98% interest)

2.	Plum Creek Marketing, Inc. (96% interest)

3.	Plum Creek Land Company (100% interest)

4.	PCTC Limited Liability Company (100% interest, 99%
direct and 1 % indirect)

5.	For purposes of effecting the Company's 1031 tax deferred
exchanges, PCTC Limited Liability Company has made a loan to the following purchaser of real property from the Company, in the amount listed below. The loan is evidenced by a Promissory Note secured by a Deed of Trust in Favor of PCTC Limited Liability Company:

a.First South Properties, L.L.C. ($5,039.29)

6.	In conjunction with the Company's in-woods chipping operations, the Company has made loans to its contractors in order that such contractors could purchase chipping equipment, in the following amounts:

a.	C & F Forest Products, L.L.C. ($295,042.05)

b.	Richards Logging, Inc. ($113,996.34)

7.	Subject to a 5-year loan agreement (maturing 8/31/01), the Company has agreed to make loans to provide financial support to a co-operative of forest nurseries, in the amount listed below:

a.	IFA Nurseries, Inc. ($129,938.00)



EXHIBIT 8C

    			           Other Subsidiaries

Plum Creek Land Company (100% interest)

PCTC Limited Liability Company (100% direct and indirect interest)

Plum Creek Foreign Sales Corporation (inactive Guam corporation) 100% interest held by Plum Creek Marketing, Inc.)

Plum Creek Remanufacturing, Inc. (100% interest held by Plum Creek Marketing, Inc.)

Plum Creek Plywood, L.L.C. (100% owned by Plum Creek Manufacturing,
L.P.)


EXHIBIT 8G

   Material Transactions and Changes

Subsequent to December 31, 1997, neither the Company nor the Facilities Subsidiary has incurred any material liabilities or obligations or entered into any material transactions not in the ordinary course of business, other than the pending sale of Company's chipping facility in Cle Elum, Washington for $750,000, expected to close prior to December 31, 1998, and the acquisition of the Meridian, Idaho remanufacturing facility in May of 1998 for $9.4 million.
Subsequent to December 31, 1997, there has not been any material adverse change in the financial condition or operations of the Company or the Facilities Subsidiary.

Subsequent to December 31, 1997, there have been the following
Restricted Payments declared, paid or made by the Company:

1.	Fourth Quarter 1997 Distribution of Available Cash in the
amount of $34.0 million paid to Unitholders in the first quarter of 1998;

2.	First Quarter 1998 Distribution of Available Cash in the
amount of $35.5 million paid to Unitholders in the second quarter of 1998;

3.	Second Quarter 1998 Distribution of Available Cash in the
amount of $35.5 million paid to Unitholders in the third quarter of 1998; and

4.	Third Quarter 1998 Distribution of Available Cash in the
amount of $35.5 million payable to Unitholders on November
24, 1998.



EXHIBIT 8K

   Property Title

The Company's title to the timberlands it acquired during its formation in 1989 includes the related hard rock mineral interests but does not include the oil and gas mineral interests. The Company did not obtain the hard rock mineral interest or the oil and gas mineral interests to most of the 865,000 acres of timberland purchased in 1993 from Champion International Corporation. The Company's title to the timberlands it acquired from Riverwood International Corporation in 1996 includes the hard rock mineral interests. However, the oil and gas interest on the majority of such properties is owned by unrelated parties. Under Louisiana law, such oil and gas rights may revert to the Company under certain conditions beginning in 2004. The title to all of the Company's timberlands is subject to presently existing easements, rights of way, flowage and flooding rights, servitudes, cemeteries, camping sites, hunting and other leases, licenses and permits, none of which materially adversely affect the value of the timberlands or materially restrict the harvesting of timber or other operations of the Company.


EXHIBIT 8Q

   	     Environmental Matters


Environmental notices from Federal, State and Local Environmental
Agencies to the Company citing environmental violations that have not been finally resolved and disposed of:

1.	The State of Washington Department of Ecology ("DOE") alleged in
March 1990 that a release or threatened release of a hazardous substance had occurred in an area designated "The Old Landsburg Mine," which is owned by Palmer Coking Coal Company ("Palmer") and Plum Creek. Plum Creek and other parties are required to respond to the DOE regarding a high priority clean up of the site under the model Toxics Control Act. The Plum Creek portion of the site was leased to Palmer from 1978 through 1983 by Burlington Northern Railroad and its successors for disposal of certain demolition debris. From 1991 to the present, Plum Creek has participated on a Potentially Liable Party ("PLP") task force which cooperated with the DOE and voluntarily conducted removal of barrels and fencing from the site. In 1992, Plum Creek participated in negotiations regarding an Agreed Order and in planning for a Remedial Investigation/Feasibility Study ("RI/FS"). From 1993 to 1996, Plum Creek participated in the ongoing RUFS. The proposed remedy for the site is a low permeability soil cap with on-going monitoring to be conducted. It is anticipated that the first remedial actions will be
implemented in 1999.   Plum Creek does not believe it will be ultimately
liable for disposal of barrels or hazardous waste at the site and is vigorously defending its position. Plum Creek believes that it is an innocent landowner and that any liability will ultimately be borne by the parties responsible for the waste disposal. To the extent liability is assessed against Plum Creek as a landowner, the Company believes that Palmer, by virtue of the terms of the lease, and/or Burlington Northern Inc., by virtue of an indemnity contained in the deed that transferred the property to Plum Creek, will be responsible. It is not known at this time what the cost of ultimate cleanup will be or what portion, if any, will be funded by Plum Creek.



EXHIBIT R

  	        Environmental Permits and Licenses

                       	      (None)





      		  SCHEDULE 10B(1)

    		Corporate Investment Policy

I.	Objective

This policy provides guidelines for the management of the Company's cash. It is essential that these assets be invested in a high quality portfolio which:

-Preserves principal

-Meets liquidity needs

-Allows for appropriate diversification of investments

-Delivers good yield in relationship to the guidelines and market conditions

The Company is adverse to incurring market risk or credit risk, and will generally sacrifice yield in the interest of safety. Care must always be taken to insure that the Company's reported financial statements are never materially affected by decreases in the market value of securities held.

II.	Maturity or Put

Within the constraints provided throughout this document, or by addendum to this document, the maximum maturity or put of any investment instrument will be within two years from the purchase settlement date; however, the total portfolio must have an average maturity of less than 12 months.

III.	Permissible Investments

A.	Investments will be made in U.S. dollars only.

B.	The Company may own, purchase or acquire 		marketable
direct obligations in the following:


1.	Obligations (fixed and floating rate) issued by, or
unconditionally guaranteed by the U.S. Treasury, or any agency thereof, or issued by any political subdivision of any state or public agency.

2.	Commercial paper rated as A-1 or better by Standard & Poor's, and
P-1 or better by Moody's (or equivalent).

3.	Floating rate and fixed rate obligations of corporations, banks and agencies including: medium term notes and bonds, deposit notes, and euro dollar/yankee notes and bonds.

4.	Certificates of deposit, bankers acceptances and time deposits of commercial banks, domestic or foreign, whose short term credit ratings are A-1 /P-1 (or equivalent).

5.	Repurchase agreements collateralized by U.S. Treasury and agency securities.

6.	Insurance company Funding Agreements, Investment Contracts, or similar obligations.

7.	Asset backed and mortgage backed securities.

8.	Master Notes.

9.	Taxable money market preferreds.

10.	Tax exempt securities including municipal bonds/notes, money market preferreds, and variable rate demand notes.

C.	Issuing institutions shall be Corporations, Trusts, Partnerships, and Banks domiciled in the U.S., Canada, Japan and Western Europe, or Insurance Companies domiciled in the U.S.

IV.	Credit Requirements

Safety shall always be a primary consideration in structuring the Company's investment portfolio. Credit ratings should be tied to duration as prescribed below in order to combine safety, liquidity and acceptable market performance,


Duration				         Minimum Credit Rating

                     S&P			         Moody's

6 months or less			   A-			          A3
6-18 months				       AA		    	      Aa2
18 months or more		   AAA		    	     Aaa

Original issue securities allowable under this policy with less than twelve months to maturity may substitute the issuers, short term credit rating if that rating is A-1/P-1 or better.

V.	Diversification

To diversify risk, no more than $2 million or 10% of the portfolio can be invested with any one issuer. Exceptions are issues of the U.S. Treasury or agency securities, insured or government collateralized issues and daily money market funds.




Attachments to Senior Note Agreement

Schedule I		--	Seller Information
Exhibit A			--	Form of Note
Exhibit B			--	Form of Opinion of Company's General
			Counsel
Exhibit D			--	Liens
Exhibit E			--	Investments
Exhibit F			--	Environmental Notices
Exhibit 8C		--	Other Subsidiaries
Exhibit 8G		--	Material Transactions
Exhibit 8K		--	Property Titles
Exhibit 8R		--	Environmental Permits and Licenses
Schedule 10B(1)	--	Investment Policy




       	The Senior Notes will be issued in Series E, F and G, due February 12, 2007, February 12, 2009 and February 12, 2011, respectively, and bearing interest at the rate____%, ____% and ____% per annum, respectively.

      	 A rate equal to 1 % over the interest rate borne by such series of Senior Notes.